EXHIBIT 2.4

MARTIN J. BRILL (State Bar No. 53220)
ROBINSON, DIAMANT & BRILL
A Professional Corporation
1888 Century Park East, Suite 1500
Los Angeles, California 90067
Telephone: (310) 277-7400
Telecopier: (310) 277-758 4
Attorneys for Debtor and Debtor in Possession

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

SANTA BARBARA DIVISION

In re	Bk. No. ND 98-15477-RR

GEO PETROLEUM, INC.,	In a Case Under Chapter 11 of the Bankruptcy Code (11 U.S.C. § 1101 et seq.)

Debtor.	DISCLOSURE STATEMENT DESCRIBING DEBTOR’S THIRD AMENDED PLAN OF REORGANIZATION

TABLE OF CONTENTS

Page
TABLE OF AUTHORITIES	iii

I.	INTRODUCTION	2
	A. Purpose of This Document	2
	B. Definitions	3
	C. Deadlines for Voting and Objecting; Date of Plan Confirmation Hearing	3
	1. Time and Place of the Confirmation Hearing	3
	2. Deadline For Voting For or Against the Plan	3
	3. Deadline For Objecting to the Confirmation of the Plan	3
	4. Identity of Person to Contact for More Information Regarding the Plan	3
	D. Disclaimer	4

II.	BACKGROUND	4
	A. Description and History of the Debtor’s Business	4
	B. Principals/Affiliates of Debtor’s Business	4
	C. Management of the Debtor Before and After the Bankruptcy	4
	D. Events Leading to Chapter 11 Filing	4
	E. Sale of East L.A./Bandini to Bentley-Simonson, Inc.	5
	F. Significant Events During the Bankruptcy	5
	1. Bankruptcy Proceedings	5
	2. Legal Proceedings	8
	3. Actual and Projected Recovery of Preferential or Fraudulent Transfers	8
	4. Procedures Implemented to Resolve Financial Problems	9
	5. Current and Historical Financial Conditions	9

III.	SUMMARY OF THE PLAN OF REORGANIZATION	10
	A. What Creditors and Interest Holders Will Receive Under the Proposed Plan	10
	B. Unclassified Claims	10
	1. Administrative Expenses	10
	2. Priority Tax Claims	11
	C. Classified Claims and Interests	11
	1. Classes of Priority Unsecured Claims	11
	2. Classes of Secured Claims	12
	3. Classes of General Unsecured Claims	13
	4. Class(es) of Interest Holders	14
	D. Means of Effectuating the Plan	15
	1. Funding for the Plan	15
	2. Compromise of Controversies	15
	3. Revesting of Property	16
	4. Disbursing Agent	16
	5. Post-Confirmation Management	16
	6. Exemption From Registration Under Section 1145 Of The Code	16
	7. Post-Confirmation U.S. Trustee Fees	17
	E. Other Provisions of the Plan	17
	1. Disputed Claims	17
	2. Amendment to Articles of Incorporation	17
	3. Unclaimed Property	17
	4. Treatment of Executory Contracts and Unexpired Leases	17
	a. Assumption	17
	b. Cure Payments	18
	c. Rejection	18
	5. Changes in Rates Subject to Regulatory Commission Approval	19
	6. Jurisdiction of the Bankruptcy Court	19

i

		Page
	F. Tax Consequences of Plan	20
	1. Tax Consequences To Holders Of Claims	21
	2. Tax Consequences To Holder Of Interests	22
	3. Backup Withholding	22
	G. Status and Resale of Securities to be Issued Pursuant to Plan	22

IV.	CONFIRMATION REQUIREMENTS AND PROCEDURES	23
	A. Who May Vote or Object	23
	1. Who May Object to Confirmation of the Plan	23
	2. Who May Vote to Accept/Reject the Plan	23
	3. Who Is Not Entitled to Vote	24
	4. Who Can Vote in More Than One Class	25
	5. Votes Necessary to Confirm the Plan	25
	6. Votes Necessary for a Class to Accept the Plan	25
	7. Treatment of Non-Accepting Classes	25
	8. Request for Confirmation Despite Non-Acceptance by Impaired Class (es)	25
	B. Liquidation Analysis	26
	C. Feasibility	23

V.	STATEMENT RE TD & ASSOCIATES	30
	A. Management Of The Company	30

VI.	EFFECT OF CONFIRMATION OF PLAN	31
	A. Discharge	31
	B. Revesting of Property in the Debtor	31
	C. Modification of Plan	31
	D. Post-Confirmation Status Report	31
	E. Post-Confirmation Conversion/Dismissal	31
	F. Final Decree	32

VII.	SUPPORTING DECLARATION OF GERALD T. RAYDON	33

EXHIBIT “1”— PRO FORMA CASH FLOWS	34
EXHIBIT “2” — STOCK PURCHASE AND SALE AGREEMENT	43
EXHIBIT “3” — SCHEDULE OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED	66
EXHIBIT “4” — SCHEDULE OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED	68
ii

TABLE OF AUTHORITIES

STATUTES
Page
11 U.S.C. section 101	2
11 U.S.C. section 1123 (a) (6)	17
11 U.S.C. section 1129 (a) (8)	25
11 U.S.C. section 1129 (b)	25
11 U.S.C. section 365	18
11 U.S.C. section 365 (b) (1)	18
11 U.S.C. section 507 (a) (1)	10, 13,24
11 U.S.C. section 507 (a) (2)	24
11 U.S.C. section 507 (a) (3)	11, 12
11 U.S.C. section 507 (a) (4)	12
11 U.S.C. section 507 (a) (5)	12
11 U.S.C. section 507 (a) (6)	12
11 U.S.C. section 507 (a) (7)	12, 24
11 U.S.C. section 507 (a) (8)	11, 24
iii

I. INTRODUCTION

        Geo Petroleum, Inc., a California corporation (hereinafter the “Debtor”), is the Debtor in a Chapter 11 bankruptcy case. On November 16, 1998, the Debtor commenced a bankruptcy case by filing a voluntary Chapter 11 petition under the United States Bankruptcy Code (“Code”), 11 U.S.C . § 101 et seq. Chapter 11 allows the Debtor, and under some circumstances, Creditors and other parties in interest, to propose a plan of reorganization (“Plan”). The Plan may provide for the Debtor to reorganize by continuing to operate, to liquidate by selling assets of the Estate, or a combination of both. The Debtor is the party proposing the Plan sent to you in the same envelope as this document. THE DOCUMENT YOU ARE READING IS THE DISCLOSURE STATEMENT FOR THE ENCLOSED PLAN.

        This is a reorganizing Plan. In other words, the Debtor seeks to accomplish payments under the Plan by making payments from an infusion of equity capital and from its continued operations. The Effective Date of the proposed Plan is defined in the Plan as the eleventh day after Confirmation, which the Debtor estimates to be on or about December 15, 1999.

A.  Purpose of This Document

        This Disclosure Statement summarizes what is in the Plan, and tells you certain information relating to the Plan and the process The Court follows in determining whether or not to confirm the Plan.

        READ THIS DISCLOSURE STATEMENT CAREFULLY IF YOU WANT TO KNOW ABOUT:

        (1)  WHO CAN VOTE OR OBJECT,

      (2)  WHAT THE TREATMENT OF YOUR CLAIM IS, (i.e., what your claim will receive if the Plan is confirmed) AND HOW THIS TREATMENT COMPARES TO WHAT YOUR CLAIM WOULD RECEIVE IN LIQUIDATION,

      (3)  THE HISTORY OF THE DEBTOR AND SIGNIFICANT EVENTS DURING THE BANKRUPTCY,

      (4)  WHAT THINGS THE COURT WILL LOOK AT TO DECIDE WHETHER OR NOT TO CONFIRM THE PLAN,

        (5)  WHAT IS THE EFFECT OF CONFIRMATION, AND

        (6)  WHETHER THIS PLAN IS FEASIBLE.

        This Disclosure Statement cannot tell you everything about your rights. You should consider consulting your own lawyer to obtain more specific advice on how this Plan will affect you and what is the best course of action for you.

        Be sure to read the Plan as well as the Disclosure Statement. If there are any inconsistencies between the Plan and the Disclosure Statement, the Plan provisions will govern.

        The Code requires a Disclosure Statement to contain “adequate information” concerning the Plan. The Bankruptcy Court (“Court”) has approved this document as an adequate Disclosure Statement, containing enough information to enable parties affected by the Plan to make an informed judgment about the Plan. Any party can now solicit votes for or against the Plan.

B.   Definitions

        All capitalized terms used and not otherwise defined herein have the meanings assigned to them in Article I of the Plan.

C.   Deadlines for Voting and Objecting; Date of Plan Confirmation Hearing

        THE COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN ARE NOT YET BINDING ON ANYONE. HOWEVER, IF THE COURT LATER CONFIRMS THE PLAN, THEN THE PLAN WILL BE BINDING ON ALL CREDITORS AND INTEREST HOLDERS IN THIS CASE.

        1.   Time and Place of the Confirmation Hearing

        The hearing where the Court will determine whether or not to confirm the Plan will take place on December 15, 1999, at 11:00 a.m., in Courtroom 201, 1415 State Street, Santa Barbara, California 93101.

        2.   Deadline For Voting For or Against the Plan

        If you are entitled to vote, it is in your best interest to timely vote on the enclosed ballot and return the ballot in the enclosed envelope to Martin J. Brill, Esq., Robinson, Diamant & Brill, a Professional Corporation, 1888 Century Park East, Suite 1500, Los Angeles, CA 90067.

        Your ballot must be received by December 3, 1999 or it will not be counted.

        3.  Deadline For Objecting to the Confirmation of the Plan

        Objections to the Confirmation of the Plan must be filed with the Court and served upon Martin J. Brill, counsel for the Debtor, by December 3, 1999, at 5:00 p.m.

        4.   Identity of Person to Contact for More Information Regarding the Plan

        Any interested party desiring further information about the Plan should contact counsel for the Debtor, Martin J. Brill, Esq. of Robinson, Diamant & Brill, a Professional Corporation, 1888 Century Park East, Suite 1500, Los Angeles, CA 90067, at (310) 277-7400.

D.  Disclaimer

        The financial data relied upon in formulating the Plan is based on the Debtor’s books and records as well as financial statements and projections prepared by the Debtor and Capco. The Debtor represents that everything stated in the Disclosure Statement is true to the Debtor’s best knowledge. The Court has not yet determined whether or not the Plan is confirmable and makes no recommendation as to whether or not you should support or oppose the Plan.

II. BACKGROUND

A.  Description and History of the Debtor’s Business

        The Debtor is a California corporation which was founded in 1986. The stock of the company is publicly held by approximately 390 entities and individuals. The Debtor is an oil and gas production company. The Debtor engages in the development, production and management of oil and gas properties located in California. A well on one of the Debtor’s oil properties is used for waste disposal services. The waste disposal operations are conducted by a related party, Capitan Resources, Inc. thereafter “Capitan”). The Debtor has a 75% revenue interest in such operations, with Capitan retaining a 25% revenue interest.

B.  Principals/Affiliates of Debtor’s Business

        Gerald T. and Alyda L. Raydon own 46% of the stock of the Debtor and are Directors of the company, along with George William Corcoran. Mr. Raydon is the President and Chief Executive Officer of the Debtor. The Raydons own 100% of the stock of Capitan. As mentioned above, Capitan conducts the waste disposal operations for the Debtor.

C.  Management of the Debtor Before and After the Bankruptcy

        Gerald T. Raydon has served as the Chief Executive Officer of the Debtor since its incorporation in 1986. Alyda L. Raydon served as the Debtor’s Secretary/Treasurer prior to the chapter 11 case. She resigned as Secretary/Treasurer prior to the Petition Date. Larry R. Burroughs served as President of the Debtor until November 1, 1998. Mr. Raydon has served as President of the Debtor since that date. Eric Raydon, the son of the Raydons, served as Vice President of the Debtor until resignation prior to the Chapter 11 filing.

D.  Events Leading to Chapter 11 Filing

        Here is a brief summary of the circumstances that led to the filing of this Chapter 11 case:

        For the six months ended June 30, 1998, on revenues of $413,265, the Debtor lost $231,070. This is compared to a loss of $233,087 for the six months ended June 30, 1997, based on $708,072 in revenues. In June 1998, the Debtor decided to shut in its oil and gas production at all of its property locations except for the Vaca Tar Sand Property in Oxnard, California. This decision was based primarily on the fact that the average oil prices decreased to $13.44 per barrel in the 1998 period from approximately $22.05 per barrel in the 1997 period. As a result of the shutdown of certain of its oil and gas properties, two Creditors obtained judgments against the Debtor relating to the cleanup and abandonment of wells. As a result of these two judgments for in excess of $425,000, plus the notice of default by its major lender, City National Bank, on its unsecured indebtedness, the Debtor was forced to file this Chapter 11 case.

E.   Sale of East L.A./Bandini to Bentley-Simonson, Inc.

        In May, 1998, negotiations commenced between the Debtor and Bentley-Simonson, Inc. (“BSI”) for the sale of all of the Debtor’s oil and gas producing properties and related personal property known as the East Los Angeles/Bandini Oil Fields. On July 31, 1998, the Debtor and BSI entered into a Purchase And Sale Agreement (“PSA”) concerning the sale of the East L.A./Bandini assets to BSI. The PSA provided for the payment by BSI of $141,000 in cash in installments through February 1999 and a $75,000 note requiring installment payments tied to performance of the assets acquired by BSI commencing December 1, 1999. BSI also assumed the Debtor’s obligations and compliance requirements relating to the East L.A./Bandini properties, such as permits, royalties, real property taxes, etc., totaling between approximately $643,600 and $973,600. The sale closed on or about October 29, 1998. By Assignment and Assumption of Purchase and Sale Agreement, BSI assigned its rights and obligations under the PSA to Commerce Natural Resources, LLC (“Commerce”) while remaining bound by the contract to the Debtor. At the time of closing, by letter agreement dated October 29, 1998 the Debtor and Commerce agreed to close the sale of the assets with certain deeds of trust which had been recorded against the East L.A./Bandini properties by Mr. Gerald Raydon, Mr. Eric Raydon and Ms. Ruth Cartwright to remain on title to be reconveyed upon receipt by the Debtor of the balance of the purchase price to be paid by BSI/Commerce. As of the date hereof, BSI/Commerce has made all installment payments due except for an installment payment of $40,000 due February 6, 1999. BSI/Commerce has refused to pay the $40,000 payment due in February, 1999 on account of alleged offsets claimed under the PSA. The Debtor disputes that BSI/Commerce is entitled to any offsets. The Debtor does not believe that the assumption by BSI of cert ain debts of the Debtor relating to the East L.A./Bandini properties are preferential transfers avoidable by the Estate since those obligations would have had to be assumed by the Debtor if sold during the bankruptcy case.

F.  Significant Events During the Bankruptcy

        1.  Bankruptcy Proceedings

        The following is a chronological list of significant events which have occurred during this Case:

              (a)  The Debtor filed a Voluntary Petition under Chapter 11 of Title 11 of the United States Code on November 16, 1998.

              (b)  Subsequent to the Petition Date, the Northrop Group paid off City National Bank on its guaranty of the Debtor’s indebtedness to City National Bank and was subrogated to the rights of City National Bank against the Debtor. Since the guaranty of the Northrop Group was secured by a one-third interest in the Vaca Tar Sand Unit in Oxnard, California, the Northrop Group became a secured Creditor of the Debtor for its indebtedness of in excess of $650,000.

              (c)  On December 17, 1998, the Bankruptcy Court approved the employment of Robinson, Diamant & Brill as counsel for the Debtor.

              (d)  On January 6, 1999, the Debtor attended an Initial Chapter 11 Status Conference Hearing before the Bankruptcy Court.

              (e)  On January 15, 1999, the Debtor filed its Motion for: (1) Extension of Time to Assume or Reject Executory Leases of Non-Residential Real Property; and (2) Order Authorizing Debtor to Limit Notice of

Motion to Lessors. On March 11, 1999, the Bankruptcy Court entered its order on the Debtor’s motion for extension of time to assume or reject executory leases of nonresidential real property. The Court extended the deadline for the Debtor to move to assume or reject its executory leases of nonresidential real property to and including June 14, 1999. The Court denied the Debtor’s request to limit notice and required that it serve notice of its Order on all oil and gas property lessors who were not previously served with the motion. By notice of ruling dated April 1, 1999, the Debtor served upon over 7,000 lessors notice of the Court’s ruling concerning its request to extend the time within which to assume or reject its executory leases. No objection to the motion was received by the Debtor.

              (f)  On February 24, 1999, the Debtor filed a motion for order establishing a bar date for filing proofs of claim. By order entered March 29, 1999, the Bankruptcy Court established June 30, 1999 as the last date to file proofs of claim in this Case.

              (g)  On March 10, 1999, the Office of the United States Trustee appointed an Official Committee of Creditors Holding Unsecured Claims (the “Committee”). The Committee is composed of the following Creditors:

              Mark Degenhart of Torrance Petroleum, Inc./Kelt Energy, Inc.

              Henry Himmelfarb on behalf of Russell Family Trust

              William R. Schnee of Oil Field Tracking & Transportation

              John R. Reed, III of Victory Tankers, Inc.

              Raja M. Perera on behalf of Jay Woodford Hansen

              Rodney C. Hill

              (h)  By Order entered March 10, 1999, the employment of Seror & Levine as attorneys for the Committee was approved.

              (i)   On or about March 17, 1999, the Debtor filed its Motion for Order extending exclusivity periods wherein the Debtor sought to extend the exclusive right to file a Plan or Reorganization up to and including July 12, 1999, and the right to solicit acceptances of its plan up to and including September 10, 1999. By Opposition filed April 1, 1999, the Committee objected to the extension of the exclusivity periods. By stipulation filed with the Bankruptcy Court on April 30, 1999, the Committee and the Debtor stipulated that the Debtor would have the exclusive time within which to file its plan of reorganization to and including May 31, 1999.

              (j)  By Motion filed on March 17, 1999 for approval of stipulation for relief from the automatic stay, the Debtor and Ford Motor Credit Company stipulated that Ford Motor Credit Company may take possession of and sell a certain 1998 Ford F150 pickup truck which the Debtor is no longer using in its operations. By order entered April 15, 1999, the Bankruptcy Court approved the stipulation with Ford Motor Credit Company.

              (k)  Pursuant to a Motion for Examination Under 2004 filed by the Committee on April 8, 1999, the Bankruptcy Court entered its Order on April 15, 1999 authorizing the examination of the Debtor and requiring the Debtor to produce documents. The examination of the Debtor took place on July 7, 1999.

              (1)  In or about the first of May, 1999, the Division of Oil & Gas for the State of California notified the Debtor that its operation of its waste disposal well must cease until certain repairs are made to that well. As a result, the Debtor was forced to close down the well. As of the date hereof, the well is still not operational. In addition to loss of income resulting from this shutdown, the Debtor will be forced to expend approximately $25,000 - $50,000 for repair of the well. Unless the Debtor is able to borrow the money necessary to repair the well prior to Confirmation, the well will remain nonoperational until after the Effective Date, at which time the corrective action will be taken.

              (m)  On June 14, 1999, the Debtor filed its motion for second extension of time to assume or reject executory leases of nonresidential real property. An objection to the motion was filed by J. Woodford Hansen and a hearing was scheduled for July 21, 1999. At the hearing on July 21, 1999, the Debtor’s motion was granted and the time within which the Debtor has to assume or reject its executory leases was extended to October 14, 1999. The Debtor was also ordered to pay J. Woodford Hansen approximately $2,000 for post-petition royalties which were unpaid. To date, the Debtor has not paid Hanson the $2,000 or an alleged minimum royalty for the second quarter in the sum of $4,500. The Debtor intends to seek a further extension of the time to assume or reject executory leases prior to October 14, 1999.

              (n)  On or about July 7, 1999, Ford Motor Credit Company filed a motion to compel the Debtor to assume or reject an unexpired lease for a Ford Explorer. By stipulation entered into between the Debtor and Ford Motor Company, the Debtor stipulated to the rejection of the lease with Ford Motor Credit Company and the return of the Ford Explorer.

              (o)  On September 1, 1999 a hearing was held on the Debtor’s Disclosure Statement Describing Debtor’s First Amended Plan of Reorganization. The hearing was continued to September 14, 1999 at which time the Court approved the disclosure statement. Prior to mailing the approved disclosure statement and other Plan materials to creditors, the Debtor on September 23, 1999, received an offer from T.D. & Associates, Inc. (“TD”) which the Debtor believed to be superior to the offer by Capco Resource Corporation (“Capco”) which was the basis of the Second Amended Plan of Reorganization. The Debtor advised the Committee of the TD offer. The Committee then solicited offers from both TD and Capco. On October 6, 1999, the Committee advised the Debtor that it believed the TD offer was better for creditors and requested the Debtor to substitute TD’s offer in place o f Capco’s to form the basis of the Third Amended Plan of Reorganization. The Third Amended Plan of Reorganization is the result of such negotiations and request. The Committee supports the Third Amended Plan of Reorganization.

        2.  Legal Proceedings

              (a)  On or about July 21, 1999, J. Woodford Hansen, William Lenox and Anne Snodgrass filed a complaint with the Bankruptcy Court against the Debtor wherein those parties are seeking a declaration that the Pooling Agreement, Waste Water Agreement and underlying oil and gas leases have been terminated pre-petition and therefore cannot be assumed by the Debtor. The Debtor disputes Plaintiffs’ contentions and intends to vigorously defend the action. A preliminary hearing was held on September 21, 1999 and the matter was set for pre-trial in March, 2000.

              (b)  On or about August 6, 1999, the Debtor filed its notice of removal of a state court action which was filed on May 5, 1999 in the Los Angeles Superior Court by Lee Roy Shelwick, Eileen Shelwick, Helen Hoylman and R.P. Vossler, through their counsel of record, Henry Himmelfarb naming the Debtor and other parties. The Debtor contends that the filing of the lawsuit violates the automatic stay and subjects Plaintiffs to damages for such alleged violation. Plaintiff’s counsel, Henry Himmelfarb, is the Chairman of the Committee. A status conference is scheduled for December 7, 1999.

              (c)  The Debtor has filed a number of objections to Claims. The Debtor may file additional objections to Claims. If the Debtor is successful in objecting to Claims, the total dollar amount of the general unsecured Creditor pool will be decreased.

        3.  Actual and Projected Recovery of Preferential or Fraudulent Transfers

        The Debtor has not yet analyzed potential fraudulent and preferential transfers. The Debtor does not believe that there are significant fraudulent or preferential transfer actions. Possible preferential transfer actions may exist against Gerald T. Raydon, Eric Raydon and Ruth Cartwright relating to the recording of deeds of trust against property of the Debtor within 90 days of the Petition Date. On September 3, 1998, the Debtor recorded deeds of trust with the Los Angeles County Recorder’s Office in favor of these parties to secure obligations incurred in 1997 and 1998 totaling approximately $280,000.

        In addition, Mr. Gerald Raydon recorded the same deed of trust recorded in Los Angeles County with the Ventura County Recorder’s office. The Plan provides that upon Confirmation these liens will be released against property of the Estate and the liens against non-estate property will be assigned to the Reorganized Debtor. Any remaining proceeds of the sale to BSI/Commerce of the East Los Angeles/Bandini properties will be paid only to the Reorganized Debtor, and will not be subject to the liens of the deeds of trust.

        The Debtor reserves the right to pursue any preferential or fraudulent transfers after Confirmation.

        4.  Procedures Implemented to Resolve Financial Problems

        To attempt to fix the problems that led to the bankruptcy filing, the Debtor has implemented the following procedures:

        Prior to bankruptcy, the Debtor shut in its oil and gas production at all of its property locations except for the Vaca Tar Sand Property and the waste disposal property located near Oxnard, California. Due to the extremely low price of oil, the Debtor decided to focus its resources on its Vaca Tar Sand Unit and waste disposal projects.

        The Debtor determined that in order to maintain its operations, it needed to attract additional capital. Accordingly, the Debtor sought and eventually found a party interested in making a capital contribution in the Debtor. On or about April 30, 1999, the Debtor entered into an agreement subject to Bankruptcy Court approval, with Capco Resource Corporation, to sell 9,380,000 shares of its capital stock to Capco for the sum of $400,000. It is this transaction which formed the basis of the Second Amended Plan. It was proposed in that Plan that the sum of $225,000 would be used to fund the initial payments required under the Plan. The balance of $175,000 would be working capital used to improve operations of the Debtor. After approval of the Second Amended Disclosure Statement at a hearing held on September 14, 1999, the Debtor received an offer from TD to acquire 4,500,000 shares for $450,000. Thereafter, the Committee solicited offers from both TD and Capco. On. October 6, 1999, the Committee selected the offer of TD as being the better offer for creditors. The Third Amended Plan of Reorganization described herein incorporates the final TD offer. See Section V hereof for a description of TD.

        5.  Current and Historical Financial Conditions

        The Debtor believes that the changes outlined above as well as the infusion of $200,000 in new capital from TD will allow its operations to return to profitability. Projected financial statements for the Reorganized Debtor for the three years after Confirmation are attached hereto as Exhibit “1”. Interested Parties are directed to the Debtor’s Form 10-KSB filings with the SEC for historical financial information which may be obtained over the internet.

III. SUMMARY OF THE PLAN OF REORGANIZATION

A.  What Creditors and Interest Holders Will Receive Under The Proposed Plan

        As required by the Bankruptcy Code, the Plan classifies Claims and Interests in various Classes according to their right to priority. The Plan states whether each Class of Claims or Interests is impaired or unimpaired. The Plan provides the treatment each Class will receive.

B.  Unclassified Claims

        Certain types of Claims are not placed into voting Classes; instead they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Debtor has not placed the following Claims in a Class.

        1.  Administrative Expenses

        Administrative expenses are Claims for costs or expenses of administering the Debtor’s Chapter 11 Case which are allowed under Code section 507(a)(1). The Code requires that all Administrative Claims be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment.

        The following chart lists all of the Debtor’s § 507(a)(1) Administrative Claims and their treatment under the Plan:

Name	Amount Owed		Treatment

Robinson, Diamant & Brill Attorneys for Debtor	$120,000	(est.)	Paid in full on Effective Date
Seror & Levine Attorneys for Committee	50,000	(est.)	Paid in full on Effective Date
Clerk’s Office Fees	250	(est.)	Paid in full on Effective Date
Office of the U.S. Trustee Fees	750	(est.)	Paid in full on Effective Date

TOTAL	$171,000

        Court Approval of Fees Required:

        The Court must rule on all fees listed in this chart before the fees will be owed. For all fees except Clerk’s Office fees and U.S. Trustee’s fees, the professional in question must file and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees allowed by the Court will be owed and required to be paid under this Plan. .

        As indicated above, the Debtor will need to pay $171,000 in Administrative Claims on the Effective Date of the Plan unless the claimant has agreed to be paid later or the Court has not yet ruled on the claim. As indicated elsewhere in this Disclosure Statement, Debtor will have $300,000 cash on hand on the Effective Date of the Plan. The source of these funds will be a portion of the TD Cash Payment.

        2.  Priority Tax Claims

        Priority Tax Claims include certain unsecured income, employment and other taxes described by Code Section 507(a)(8). The Code requires that each holder of such a Section 507(a)(8) priority Tax Claim receive the present value of such Claim in deferred Cash payments, over a period not exceeding six years from the date of the assessment of such tax.

        The following chart lists all of the Debtor’s Section 507(a)(8) priority Tax Claims and their treatment under the Plan:

Description	Amount Owed	Treatment

Name = Colusa County Tax Collector Type of tax = Property Taxes Date tax assessed = 1997	$939.00	Paid in full in Cash on Effective Date

Name = Franchise Tax Board Type of tax = Income Taxes Date tax assessed = 1998	$3,678.09	Paid in full in Cash on Effective Date

Name = Gary L. Feramisco, Santa Barbara County Tax Collector Type of tax = Property Taxes Date tax assessed = 1998	$1,827.55	Paid in full in Cash on Effective Date

Name = Internal Revenue Service Type of tax = Income Date tax assessed = 1999	$25,000.00 (Disputed)	Debtor intends to object to these Claims since they are
based upon its failure to file the returns and not upon a
tax owing. The Debtor believes its net operating losses
will eliminate any alleged tax liability for income taxes.
If, however, a claim in favor of the IRS is allowed, the
Debtor will either pay the Claim in full in Cash or pay
the Clam over a period not exceeding six years from date
of assessment pursuant to Section 1129(a)(9)(a) of the
		Code

C.  Classified Claims and Interests

        1.  Classes of Priority Unsecured Claims

        Certain priority Claims that are referred to in Code Sections 507(a)(3), (4), (5), (6), and (7) are required to be placed in Classes. These types of Claims are entitled to priority treatment as follows: the Code requires that each insider of such a Claim receive Cash on the Effective Date equal to the allowed amount of such Claim. However, a Class of unsecured priority shareholders may vote to accept deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such Claim.

        The following chart lists all Classes containing Debtor’s 507(a)(3) , (a)(4) , (a)(5) , (a)(6) , and (a)(7) priority unsecured Claims and their treatment under the Plan.

Class #	Description	Impaired (YIN)	Treatment
1	Priority unsecured claims pursuant to 11 U.S.C. I 507(a)(3)	Not Impaired.	Paid in full in Cash on Effective Date

Claimants: Gerald T. Raydon - $4,300 Alyda L. Raydon - $4,300

Total amt. of unpaid claims = $8,600

        2.  Classes of Secured Claims

        Secured Claims are Claims secured by liens on property of the Estate. The following chart lists all Classes containing Debtor’s Secured Claims and their treatment under the Plan:

Class #	Description	Insiders (Y/N)	Impaired (Y/N)	Treatment
2	Secured Claim of:

Name = Northrop Group

Collateral description = One-third interest in Vaca Tar Sand Unit

Collateral value = $80,000

Priority of security
int. = First

Total Claim amount =
approximately $664,990	No	Impaired; Claims in this Class may vote on Plan	By agreement between the Debtor and the Class 2 Claimant, the Class 2 Claim shall be satisfied as follows:

(a) On the Effective Date, the sum of $25,000 shall be paid to the Class 2 claimants in Cash.

(b) The Debtor shall issue its note for the balance of the Northrop Group’s Allowed Class2 Claim in the sum of $55,000 (the “Restructured Northrop Group Note”) which shall contain the following terms:

Principal Amount: The Restructured Northrop Group Note shall be in the principal amount of $55,000.

Interest: The Restructured Northrop Group Note shall bear interest at the rate of eight percent (8%) per annum.

Amortization: The Restructured Northrop Group Note shall be payable in full by Reorganized Debtor commencing at the end of the first full month after the Effective Date, in twenty-four (24) equal monthly installments of principal and interest.

Collateral: The Restructured Northro p Group Note shall be secured by a first priority lien on a one-third Interest in the Vaca Tar Sand Unit of the Oxnard Field.

Prepayment: The Restructured Northrop Group Note shall be pre-payable in whole or in part at any time, without penalty.

Documentation: The obligations arising under the Northrop Group Restructured Note shall be evidenced by the Northrop Group Restructured Note and the existing trust deed recorded against the Vaca Tar Sand Unit of the Oxnard Field.

(c) The balance of the Allowed Class 2 Claim in the approximate sum of $584,990 will be treated as a Class 4 Claim.

Class #	Description	Insiders (Y/N)	Impaired (Y/N)	Treatment
3	Secured claim of: All Other Allowed Secured Claims (The Debtor does not believe there are any Creditors in this Class)	No	Not impaired; Claims in this class are not entitled to vote on the Plan	If and to the extent there are Claims in this Class each Class 3 Claim shall be treated as a separate subclass. Each holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Secured Claim: (a) return of such Claimant’s collateral; or (b) payment(s) in accordance with the terms and conditions of applicable agreements or law; or (c) such other treatment as the holder may consent to accept in writing. Any defaults on such Claims shall be deemed cured upon the Effective Date.

        3.  Classes of General Unsecured Claims

        General unsecured Claims are unsecured Claims not entitled to priority under Code section 507(a). The following chart identifies the Plan’s treatment of the Classes containing all of Debtor’s general unsecured Claims:

Class #	Description	Impaired (Y/N)	Treatment
4	General unsecured claims Total amt of claims = approximately $1.6 million per Debtor’s Bankruptcy Schedules	Impaired; Claims in this Class are entitled to vote on the Plan	Class 4 Claims are impaired. Each Class 4 Claimant shall receive in full and final satisfaction of its Allowed Class 4 Claim the following:

(a) A Pro Rata distribution as soon as practicable sixty (60) days after the Effective Date, of the balance remaining of $300,000 of the TD Cash Deposit available after payment of Allowed Administrative Claims, Allowed Tax Claims. Class 1 Claims, the Cash portion of the Class 2 Claim, Class 3 Claims, if any, and Executory Contract Cure Amounts (the “Priority Payments”)—estimated to be approximately $69,000 (1); and

(b) A Pro Rata distribution of an amount equal to $195,000 less the shortfall, if any, in cash necessary to pay the Priority Payments, payable quarterly from thirty percent (30%) of Net Income from the previous quarter, beginning on the first day of the first full month ninety (90) days after the Effective Date, for approximately 12 quarters. Net Income shall mean income after deduction o f all operating and overhead expenses. Notwithstanding the foregoing, quarterly payments of not less than $12,000, less the monthly payments to the Class 2 Claimant of $2,488, shall be made to Class 4 Claimants.

(c) A Pro Rata distribution as soon as practicable sixty (160) days after the Effective Date of 1,900,000 shares of common stock of the Reorganized Debtor which will represent approximately 12.5% of the issued and outstanding common stock of the Reorganized Debtor.

Class #	Description	Impaired (Y/N)	Treatment
5	General unsecured Claims of insiders Gerald T. Raydon and Alyda Raydon Total amt of claims = $327.847	Impaired; Claims in this Class are entitled to vote on the Plan.	On the Effective Date, and conditioned upon the closing of the Stock Purchase and Sale Agreement with TD, the Class 5 claimants shall waive their Class 5 Claims against the Estate. In addition, on the Effective Date, the Class 5 claimants shall release their liens and cause to be released the liens of other insiders upon property of the Estate.

        4.  Class(es) of Interest Holders

        Interest holders are the parties who hold ownership interest (i.e., equity interest) in the Debtor. Since the Debtor is a corporation, entities holding preferred or common stock in the Debtor are Interest holders. The following chart identifies the Plan’s treatment of the Class of Interest holders:

Class #	Description	Impaired (Y/N)	Treatment
6	Interest holders	Impaired: Claims in this Class are entitled to vote on Plan.	Retain stock ownership in Debtor subject to dilution by stock issued to TD and to Class 4 Claimants pursuant to the Plan.

______________

     (1)   Assumes executory contract cure payment to J. Woodford Hansen of $32,000 and administrative claims as estimated above. If these amounts are greater than estimated, the initial cash distribution will be smaller, or possibly non-existent. A dispute exists with Hansen as to the amount necessary to cure. It is possible that the Plan is not confirmable if Hansen’s cure amount is too great and the Debtor is unable to work out a payment program with Hansen.

D.  Means of Effectuating the Plan

        1.  Funding for the Plan

        On or before the Effective Date of the Plan, the Reorganized Debtor and TD shall consummate the Stock Purchase and Sale Agreement. Pursuant to that agreement, TD shall acquire 4,500,000 shares of the common stock of the Reorganized Debtor for the sum of $300,000. Of this amount, the sum of $500,000 shall be used to fund the payments required under this Plan and the balance shall be used for working capital for the Reorganized Debtor’s continued operations.

        2.  Compromise of Controversies

        Confirmation of the Plan shall effectuate a settlement of disputes by and between the Debtor, on the one hand, and Capitan, Gerald T. and Alyda Raydon, on the other hand. The Committee contends that Capitan and the Raydons are liable to the Estate for various actions, including breach of fiduciary duty, preferential and fraudulent transfers and possible other avoiding actions. The Raydons and Capitan have denied the allegations. In order to compromise the various disputes, however, the parties have agreed to settle on the following basis, subject to Confirmation of the Plan.

        a.  Gerald T. Raydon shall release his right to receive pursuant to Section 2.2 of the Consulting Agreement (the “Consulting Agreement”) attached as Exhibit “A” to the Stock Purchase and Sale Agreement, a copy of which is attached hereto a Exhibit “2”, his “Incentive Compensation” totaling 1,390,000 shares of common stock of the Reorganized Debtor in favor of a distribution of those shares to Class 4 creditors.

        b.  Gerald T. Raydon and Alyda Raydon shall allow their claims against the Estate for loans and rejection of their employment agreements to be treated as Class 5 Claims under the Plan.

        c.  Gerald T. Raydon shall not serve as a director of the Reorganized Debtor pursuant to the Consulting Agreement. Rather, he shall serve solely as a consultant to the Reorganized Debtor at the discretion of new management of the Reorganized Debtor.

        d.  Capitan shall transfer to the Debtor all of its rights under its revenue sharing agreements with the Debtor (the Operating Contract for waste disposal and the Tank Bottoms Agreement). Capitan shall withdraw any and all Claims it may have against the Debtor.

        e.  A11 deeds of trust held by Gerald T. Raydon, Alyda Raydon and other Insiders of the Debtor upon the East L.A./Bandini properties shall be assigned to the Reorganized Debtor. All deeds of trust held by Insiders on property of the Estate will be released to the Reorganized Debtor.

        f.  On Confirmation, the Estate shall release and waive all claims and other causes of action which it may have or assert against Capitan, Gerald T. Raydon and Alyda Raydon, as well as to the extent applicable, their officers, directors, shareholders, agents, attorneys, predecessors-in-interest and successors-in-interest.

        3.  Revesting of Property

        On the Effective Date all property of the Estate shall be vested in the Reorganized Debtor, and the Reorganized Debtor shall retain such property free and clear of all claims, liens, encumbrances and other interests of Creditors and holders of Interests, except as provided by this Plan. From and after the Effective Date, the Reorganized Debtor may operate its business without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

        4.  Disbursing Agent

        The Reorganized Debtor shall serve as the Disbursing Agent to make all distributions provided for under this Plan. The Reorganized Debtor may employ or contract with an entity, such as a transfer agent, to assist in or perform the distribution of property to be distributed. The Disbursing Agent shall serve without bond and shall receive no compensation for distribution services rendered and expenses incurred pursuant to the Plan.

        5.  Post-Confirmation Management

        Dennis Timpe will be the President and Chief Executive Officer of the Reorganized Debtor. Lori Long will serve as Secretary/Treasurer of the Reorganized Debtor. Mr. Timpe shall serve without salary for at least one (1) year after the Effective Date. Ms. Long shall receive a monthly salary of $1,500.00. The Board of Directors for the Reorganized Debtor shall consist of Dennis Timpe, Lori Long and Christian Dillon. See Section V hereof for biographical information for Messrs. Timpe and Dillon and Ms. Long. Additionally, TD may elect up to two additional “outside” directors at a later date. Gerald T. Raydon shall also enter into a consulting agreement on the terms and conditions set forth in Exhibit “A” to the Stock Purchase and Sale Agreement, a copy of which is attached hereto and marked Exhibit “2”.

        6.  Exemption From Registration Under Section 1145 Of The Code

        The shares of common stock of Reorganized Debtor issued pursuant to the Plan to Class 4 claimants shall be issued pursuant to the exemption contained in Section 1145 of the Code from the requirements of Section 5 of the Securities Act of 1933, and any other applicable federal, sate or local law requiring registration.

        7.  Post-Confirmation U.S. Trustee Fees

        The Reorganized Debtor shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. § 1930(a)(6).

E.  Other Provisions of the Plan

        1.  Disputed Claims

        Pending resolution of all Disputed Claims in a particular Class, all Cash to be distributed to the holders of Disputed Claims in such Class, but for the fact that some of the Claims in such Class remain as Disputed Claims, shall be placed in a segregated bank account at a federally insured financial institution and maintained by the Disbursing Agent until distribution to the holders of such Claims under the Plan. The amount of cash required to be segregated shall be based upon the dollar amount asserted by the holder of the Disputed Claim, subject to the right of the Debtor to request upon notice and hearing that the Bankruptcy Court estimate the Disputed Claim in a lesser amount for reserve purposes. Cash held in the Disputed Claims reserves shall be deposited in a segregated bank account in the name of the Disbursing Agent for the benefit of the potential claimants against such funds, and shall be accounted for separately. Distribut ion shall be made from the Disputed Claims reserve only at such time as a particular Claim is determined to be an Allowed Claim.

        2.  Amendment to Articles of Incorporation

        In accordance with section 1123(a)(6) of the Code, the Reorganized Debtor shall adopt an amendment to its Articles of Incorporation that shall contain provisions that prohibit the issuance of nonvoting equity securities.

        3.  Unclaimed Property

        Any property to be distributed to Creditors under the Plan shall be redistributed Pro Rata among all Allowed Claims of Creditors within the Class if it is not claimed by the entity entitled to it before the later of one (1) year after Confirmation of the Plan or sixty (60) days after an order allowing the Claim of that entity becomes a Final Order. The redistributions shall take place on the first scheduled distribution to occur after such date.

        4.  Treatment of Executory Contracts and Unexpired Leases

            a.  Assumption.

        Each executory contract or unexpired lease of the Debtor that has not expired by its own terms before the effective Date or previously been rejected by the Debtor in Possession, that is either: (1) listed on the “Schedule of Executory Contracts and Unexpired Leases be Assumed”, attached hereto as Exhibit “3”, or (2) is not rejected, is assumed as of the Effective Date, pursuant to Bankruptcy Code section 365. Nothing in the Plan, any exhibit to the Plan, or any document executed or delivered in connection with the Plan or any such exhibit creates any obligation or liability on the part of the Debtor, the Reorganized Debtor, or any other person or entity that is not currently liable for such obligation, with respect to any executory contract or unexpired lease except as otherwise provided in the Plan.

            b.  Cure Payments.

        Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied by the Reorganized Debtor, under section 365(b)(1) of the Bankruptcy Code, either by payment of the Executory Contract Cure Amount (if any), in Cash, on the Effective Date, such other terms as agreed to by the Reorganized Debtor and the non-Debtor party to the executory contract or unexpired lease, or ordered by the Bankruptcy Court. UNLESS THE NON-DEBTOR PARTY TO ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE TO BE ASSUMED FILES AND SERVES ON THE DEBTOR AND ITS COUNSEL AN OBJECTION TO THE “CURE AMOUNT” SPECIFIED ON THE SCHEDULE OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED, ATTACHED AS EXHIBIT “3”, ON OR BEFORE THE LAST DATE ESTABLISHED BY THE BANKRUPTCY COURT TO FILE AND SERVE OBJECTIONS TO CONFIRMATION OF THE PLAN, SUCH “CURE AMOUNT” SHALL BE FOREVER BINDING ON SUCH NON-DEBT OR PARTY TO SAID EXECUTORY CONTRACT OR UNEXPIRED LEASE. In the event of a timely Filed and served objection regarding (1) the amount of any cure payments, (2) the ability of the Reorganized Debtor to provide adequate assurance of future performance under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, any cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

            c.  Rejection

        Effective immediately before the Effective Date, each executory contract or unexpired lease of the Debtor listed on the “Schedule of Executory Contracts and Unexpired Leases to be Rejected”, attached hereto as Exhibit “4”, is rejected, to the extent, if any, each constitutes an executory contract or unexpired lease, and without conceding that each constitutes an executory contract or unexpired lease or that the Debtor has any liability under each. Listing a contract or lease on the Schedule of Executory Contracts and Unexpired Leases To Be Rejected is not deemed an admission by the Debtor or Reorganized Debtor that such contract is an executory contract or unexpired lease or that the Debtor or Reorganized Debtor has any liability thereunder. The Debtor reserves the right at any time before Confirmation to amend Exhibit “4” to: (a) delete any executory contract or unexpired lease listed on Exhibit “4& #148; and provide for its assumption or (b) add any executory contract or unexpired lease to Exhibit “4”, thus providing for its rejection under this section. The Debtor shall provide notice of any amendment of Exhibit “4” to the party to the affected executory contract and unexpired lease, counsel for the Committee, and the Office of the U.S. Trustee.

        The Confirmation Order shall constitute an order of the Bankruptcy Court approving all such rejections as of the Effective Date. Any Claims for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be Filed within thirty (30) days after the mailing of notice of Confirmation or be forever barred and unenforceable against the Debtor, Reorganized Debtor, and its properties and barred from receiving any distribution under the Plan.

        5.  Changes in Rates Subject to Regulatory Commission Approval

        This Debtor is not subject to governmental regulatory commission approval of its rates.

        6.  Jurisdiction of the Bankruptcy Court

        After Confirmation of the Plan and occurrence of the Effective Date, in addition to jurisdiction which exists in any other court, the Court will retain such jurisdiction as is legally permissible including for the following purposes:

        a.  To resolve any and all disputes regarding the operation and interpretation of the Plan and the Confirmation Order;

        b.  To determine the allowability, classification, or priority of Claims and Interests upon objection by the Debtor, or by other parties in interest with standing to bring such objection or proceeding;

        c.  To determine the extent, validity and priority of any lien asserted against property of the Reorganized Debtor or property of the Estate,

        d.  To construe and take any action to enforce the Plan, the Confirmation Order, and any other order of the Court, issue such orders as may be necessary for the implementation, execution, performance, and consummation of the Plan, the Confirmation Order, and all matters referred to in the Plan, the Confirmation Order, and to determine all matters that may be pending before the Court in this Case on or before the Effective Date with respect to any Person or entity;

        e.  To determine (to the extent necessary) any and all applications for allowance of compensation and reimbursement of expenses of professionals for the period on or before the Effective Date;

        To determine any request for payment of Administrative Expenses;

        g.  To resolve any dispute regarding the implementation, execution, performance, consummation, or interpretation of the Plan or the Confirmation Order;

        h.  To determine motions for the rejection, assumption, or assignment of executory contracts or unexpired leases filed before the Effective Date and the allowance of any Claims, resulting therefrom;

        i.  To determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters instituted during the Case whether before, on, or after the Effective Date;

        j.  To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

        k.  To modify the Plan under Section 1127 of the Bankruptcy Code in order to remedy any apparent defect or omission in the Plan or to reconcile any inconsistency in the Plan so as to carry out its intent and purpose;

        1.  Except as otherwise provided in the Plan or the Confirmation order, to issue injunctions to take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or the Confirmation Order, or the execution or implementation by any person or entity of the Plan or the Confirmation Order;

        m.  To issue such orders in aid of consummation of the Plan or the Confirmation Order, notwithstanding any otherwise applicable nonbankruptcy law, with respect to any person or entity, to the fullest extent authorized by the Bankruptcy Code or Bankruptcy Rules; and

        n.  To enter a final decree closing this Chapter 11 Case.

F.  Tax Consequences of Plan

        THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTOR AND TO HOLDERS OF CLAIMS AND INTERESTS IN THE DEBTOR, BUT IS NOT A COMPLETE DISCUSSION OF ALL SUCH CONSEQUENCES. CERTAIN OF THE CONSEQUENCES DESCRIBED BELOW ARE SUBJECT TO SUBSTANTIAL UNCERTAINTY DUE TO THE UNSETTLED STATE OF THE TAX LAW GOVERNING BANKRUPTCY REORGANIZATIONS. NO RULINGS HAVE BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE (THE “IRS”) WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN. FURTHER, THE TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER, AND MAY BE AFFECTED BY MATTERS NOT DISCUSSED BELOW, SUCH AS THE SPECIAL RULES APPLICABLE TO CERTAIN TYPES OF HOLDERS (INCLUDING PERSONS SUBJECT TO SPECIAL RULES, SUCH AS, FOR EXAMPLE, NONRESIDENT ALIENS, LIFE INSURANCE COMPANIES AND TAX-EXEMPT ORGANIZATIONS). IN ADDITION, THERE MAY BE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PLAN APPLICABLE TO THE DEBTOR AND TO PARTICULAR HOLDERS OF CLAIMS OR INTERESTS, NONE OF WHICH ARE DISCUSSED BELOW. THEREFORE, THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST, AND EACH HOLDER OF A CLAIM OR INTEREST IN THE DEBTOR IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISORS CONCERNING THE INDIVIDUAL TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

        1.  Tax Consequences To Holders Of Claims.

        A portion of the consideration received pursuant to the Plan in payment of a Claim may be allocated to unpaid interest, and the remainder of the consideration will be allocated to the principal amount of the Claim. The tax consequences of the consideration allocable to the portion of a Claim related to interest differ from the tax consequences of the consideration allocable to the portion of a Claim related to principal.

            a.  Consideration Allocable To Interest.

        Holders of Claims will recognize ordinary income to the extent that any consideration received pursuant to the Plan is allocable to interest, and such income has not already been included in such Holder’s taxable income. The determination as to what portion of the consideration received will be allocated to interest is unclear, and may be affected by, among other things, rules in the Internal Revenue Code (the “Tax Code”) relating to original issue discount and accrued market discount. Holders of Claims should consult their own tax advisors as to the amount of any consideration received under the Plan that will be allocated to interest.

        In the event amounts allocable to interest are less than amounts previously included in the Holder’s taxable income, the difference will result in a loss. Any amount not allocable to interest will be allocated to the principal amount of the Claim paid and discharged pursuant to the Plan, and will be treated as discussed below.

            b.  Holders Of Claims Receiving Only Cash.

        Holders of Claims receiving only cash generally will recognize gain or loss on the exchange equal to the difference between the Holder’s basis in the Claim and the amount of cash received that is not allocable to interest. The character of any recognized gain or loss will depend upon the status of the Holder, the nature of the Claim in its hands and the holding period of such Claim.

        If a Holder of a Claim has treated a Claim as wholly or partially worthless and been allowed a bad debt deduction, the Holder will include the amount of cash received in income to the extent such cash exceeds the Holder’s remaining tax basis in the Claim.

        Holders of Claims may be entitled to installment sales treatment or other deferral with respect to the distribution they receive subsequent, to the Effective Date. Holders of Claims may already have claimed partial bad debt deductions with respect to their Claims. The Internal Revenue Service may take the position that Holders of Allowed Claims cannot claim an otherwise allowable further loss in the year in which their Claim is allowed because such claimants could receive further distributions. Thus, a Claim could be prevented from recognizing a loss until the time when its Claim has been liquidated and distributions have been completed. If a Holder of a Claim is permitted to recognize a loss in the year of the Effective Date by treating the transaction as a “closed transaction” at such time, such Holder may recognize income on any subsequent distribution.

            c.  Secured Claims.

        The tax consequences in respect to treatment of Class 2 and 3 Claims are not described herein.

        2.  Tax Consequences To Holder Of Interests.

        Whether any Holder of an Interest will recognize a gain or a loss as a result of the treatment of such Interest under the Plan may be dependent on factors including whether such treatment constitutes a recognizable event, the basis in the stock, the status of the Holder, the nature of the Interest in his hands and the holding period of such stock.

        3.  Backup Withholding.

        Interest, dividends and other “reportable payments” made to a Holder of a Claim or an Interest may, under certain circumstances, be subject to “backup withholding” at a 31% rate. The backup withholding tax is not an additional tax, and is creditable against the Holder’s federal income tax liability. In addition, certain other payments to non-U.S. persons may be subject to withholding at a 30% rate.

        PERSONS CONCERNED WITH THE TAX CONSEQUENCES OF THIS PLAN SHOULD CONSULT THEIR OWN ACCOUNTANTS, ATTORNEYS AND/OR ADVISORS. THE DEBTOR MAKES THE AFOREMENTIONED DISCLOSURE OF POSSIBLE TAX CONSEQUENCES FOR THE SOLE PURPOSE OF

ALERTING READERS OF TAX ISSUES THEY MAY WISH TO CONSIDER. THE DEBTOR CANNOT AND DOES NOT REPRESENT THAT THE TAX CONSEQUENCES MENTIONED ABOVE ARE COMPLETELY ACCURATE BECAUSE THE TAX LAW EMBODIES MANY COMPLICATED RULES, WHICH MAKE IT DIFFICULT TO ACCURATELY STATE WHAT THE TAX IMPLICATIONS OF ANY ACTION MIGHT BE.

G.  Status and Resale of Securities to be Issued Pursuant to Plan

        Under Bankruptcy Code section 1145, the original issuance of the Reorganized Debtor’s securities (hereinafter “Securities”) under the Plan will be exempt from the registration requirements of the Securities Act of 1933 and applicable state laws requiring registration of securities. Resale of Securities by a Creditor receiving them directly under the Plan will also be exempt provided the Creditor is not an underwriter. Generally, a Creditor will not be deemed to be an underwriter if it: (1) has not become a Creditor of the Debtor with a view to distribution of any securities to be received in exchange Claims under the Plan; (b) has not offered to sell the securities for others; (c) has not offered to buy the securities from others where the offer is with a view to their distribution, and under an agreement in connection with the Plan; (d) is not an issuer as that term is used in the Securities Act of 1933. The determinat ion of whether a particular Creditor would be deemed to be an underwriter is necessarily an individual one, and any Creditor considering reselling securities under the Plan should consult with its securities advisor to determine whether it would be an underwriter, and therefore, ineligible for the exemption described above.

        A creditor who is deemed to be an underwriter may be able to sell securities without registration pursuant to the provisions of Rule 144 under the Securities Act of 1933, which fact may permit the public sale of Securities received pursuant to the Plan by underwriters subject to volume limitations and certain other conditions. Creditors who believe they may be underwriters are advised to consult their own counsel with respect to the availability of the exemptions provided by Rule 144.

        THE ABOVE DISCUSSION IS INTENDED AS GENERAL INFORMATION ONLY, AND ANY ENTITY DESIRING TO RESELL ANY SECURITIES RECEIVED BY IT PURSUANT TO THE PLAN IS URGED TO CONSULT ITS SECURITIES ADVISOR REGARDING THE AVAILABILITY OF ANY REGISTRATION EXEMPTION.

IV. CONFIRMATION REQUIREMENTS AND PROCEDURES

        PERSONS OR ENTITIES CONCERNED WITH CONFIRMATION OF THIS PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. The following discussion is intended solely for the purpose of alerting readers about basic Confirmation issues, which they may wish to consider, as well as certain deadlines for filing claims. The Proponent CANNOT and DOES NOT represent that the discussion contained below is a complete summary of the law on this topic.

        Many requirements must be met before the Court can confirm a Plan. Some of the requirements include that the Plan must be proposed in good faith, acceptance of the Plan, whether the Plan pays Creditors at least as much as Creditors would receive in a Chapter 7 liquidation, and whether the Plan is feasible. These requirements are not the only requirements for Confirmation.

A.  Who May Vote or Object

        1.  Who May Object to Confirmation of the Plan

        Any party in interest may object to the Confirmation of the Plan, but as explained below not everyone is entitled to vote to accept or reject the Plan.

        2.  Who May Vote to Accept/Reject the Plan

        A Creditor or Interest holder has a right to vote for or against the Plan if that Creditor or interest holder has a Claim which is both (1) allowed or allowed for voting purposes and (2) classified in an impaired Class.

            a.  What Is an Allowed Claim/Interest

        As noted above, a Creditor or Interest holder must first have an Allowed Claim or Interest to have the right to vote. Generally, any proof of Claim or Interest will be allowed, unless a party in interest brings a motion objecting to the Claim. When an objection to a Claim or interest is filed, the Creditor or Interest holder holding the Claim or Interest cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection or allows the Claim or Interest for voting purposes.

        THE BAR DATE FOR FILING A PROOF OF CLAIM IN THIS CASE WAS JUNE 30, 1999. A Creditor or Interest holder may have an Allowed Claim or Interest even if a proof of Claim or Interest was not timely filed. A Claim is deemed allowed if (1) it is scheduled on the Debtor’s Schedules and such Claim is not scheduled as disputed, contingent, or unliquidated, and (2) no party in interest has objected to the Claim. An Interest is deemed allowed if it is scheduled and no party in Interest has objected to the Interest.

            b.  What Is an Impaired Claim/Interest

        As noted above, an Allowed Claim or Interest only has the right to vote if it is in a Class that is impaired under the Plan. A Class is impaired if the Plan alters the legal, equitable, or contractual rights of the members of that Class. For example, a Class comprised of general unsecured Claims is impaired if the Plan fails to pay the members of that Class 100% of what they are owed.

        In this Case, the Debtor believes that Classes 2, 4, 5 and 6 are impaired and that holders of Claims in each of these Classes are therefore entitled to vote to accept or reject the Plan. The Proponent believes that Classes 1 and 3 are unimpaired and that holders of Claims in each of these Classes therefore do not have the right to vote to accept or reject the Plan. Parties who dispute the Debtor’s characterization of their Claim or Interest as being impaired or unimpaired may file an objection to the Plan contending that the Debtor has incorrectly characterized the Class.

        3.  Who Is Not Entitled to Vote

        The following four types of Claims are not entitled to vote: (1) Claims that have been disallowed; (2) Claims in unimpaired Classes; (3) Claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and (a)(8); and (4) Claims in Classes that do not receive or retain any value under the Plan. Claims in unimpaired Classes are not entitled to vote because such Classes are deemed to have accepted the Plan. Claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and (a)(7) are not entitled to vote because such Claims are not placed in Classes and they are required to receive certain treatment specified by the Code. Claims in Classes that do not receive or retain any value under the Plan do not vote because such Classes are deemed to have rejected the Plan. EVEN IF YOUR CLAIM IS OF THE TYPE DESCRIBED ABOVE, YOU MAY STILL HAVE A RIGHT TO OBJECT TO THE CONFIRMATION OF THE PLAN.

        4.  Who Can Vote in More Than One Class

        A Creditor whose Claim has been allowed in part as a Secured Claim and in part as an unsecured Claim is entitled to accept or reject a plan in both capacities by casting one ballot for the secured part of the Claim and another ballot for the unsecured Claim.

        5.  Votes Necessary to Confirm the Plan

        If impaired Classes exist, the Court cannot confirm the Plan unless (1) at least one impaired Class has accepted the Plan without counting the votes of any insiders within that Class, and (2) all impaired Classes have voted to accept the Plan, unless the Plan is eligible to be confirmed by “cramdown” on non-accepting Classes, as discussed later in Section IV.A.8. hereof.

        6.  Votes Necessary for a Class to Accept the Plan

        A Class of Claims is considered to have accepted the Plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the Claims which actually voted, voted in favor of the Plan. A Class of Interests is considered to have “accepted” the Plan when at least two-thirds (2/3) in amount of the Interest-holders of such Class which actually voted, voted to accept the Plan.

        7.  Treatment of Non-Accepting Classes

        As noted above, even if all impaired Classes do not accept the proposed Plan, the Court may nonetheless confirm the Plan if the nonaccepting Classes are treated in the manner required by the Code. The process by which non-accepting Classes are forced to be bound by the terms of a Plan is commonly referred to as “cramdown.” The Code allows the Plan to be “crammed down” on non-accepting Classes of Claims or Interests if it meets all consensual requirements except the voting requirements of 1129(a)(8) of the Code and if the Plan does not “discriminate unfairly” and is “fair and equitable” toward each impaired Class that has not voted to accept the Plan as referred to in 11 U.S.C. § 1129(b) and applicable case law.

        8.  Request for Confirmation Despite Non-Acceptance by Impaired Class(es)

        The Debtor will ask the Court to confirm this Plan by cramdown on impaired Class 6 if that Class does not vote to accept the Plan.

        Please note that the proposed Plan treatment described by this Disclosure Statement cannot be crammed down on Classes 4 and 5. AS A RESULT, IF THESE CLASSES DO NOT VOTE TO ACCEPT THE PLAN, THE PLAN WILL NOT BE CONFIRMED.

B.  Liquidation Analysis

        Another Confirmation requirement is the “Best Interest Test”, which requires a liquidation analysis. Under the Best Interest Test, if a Claimant or Interest holder is in an impaired Class and that Claimant or interest holder does not vote to accept the Plan, then that Claimant or Interest holder must receive or retain under the Plan property of a value not less than the amount that such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code.

        In a Chapter 7 case, the Debtor’s assets are usually sold by a Chapter 7 trustee. Secured Creditors are paid first from the sales proceeds of assets on which the secured Creditor has a lien. Administrative Claims are paid next. Next, unsecured Creditors are paid from any remaining sales proceeds, according to their rights to priority. Unsecured Creditors with the same priority share in proportion to the amount of their Allowed Claim in relationship to the amount of total Allowed Unsecured Claims. Finally, Interest holders receive the balance that remains after all Creditors are paid, if any.

        For the Court to be able to confirm this Plan, the Court must find that all Creditors and Interest holders who do not accept the Plan will receive at least as much under the Plan as such holders would receive under a Chapter 7 liquidation. The Debtor maintains that this requirement is met here for the following reasons:

        a.  The liquidation value of the Debtor’s assets is significantly less than the fair market value of the Debtor’s operations. Upon a liquidation, the Debtor’s oil and gas properties would be worth less than on a going concern basis. It is unlikely that a trustee could sell any of the Debtor’s oil and gas properties as a going concern due to their present condition and minimal production. If the Debtor’s oil and gas leases are rejected, there would be significant claims by lessors for rejection of the leases and abandonment costs. These claims would total millions of dollars. The Debtor assumes that only its waste disposal operation and wells could be sold in a liquidation. In addition, the governmental agencies which have cash deposits to secure cleanup of the wells would exhaust those deposits. Also, it is unlikely that a trustee would collect more on the claims which the Debtor has against third pa rties than the Debtor.

        b.  In a Chapter 7 case, a trustee is appointed and entitled to compensation from the bankruptcy estate in an amount not to exceed 25% of the first $5,000 of all fees disbursed, 10% on any amount over $55,000, but less than $50,000, 5% on any amount over $50,000, but not in excess of $1,000,000, and 3% on all amounts over $1,000,000. In this Case, the trustee’s compensation is estimated to equal $15,750, assuming the trustee liquidates all assets including the waste disposal well property, but excluding the rest of the Debtor’s oil and gas properties. The Debtor estimates that the Chapter 7 trustee would employ accountants and counsel to assist in the liquidation and collection of the Debtor’s assets. The Debtor has estimated that fees and costs for such professionals in a chapter 7 case would be at least $50,000, primarily relating to litigation collecting obligations owed to the Debtor.

        Below is a demonstration, in balance sheet format, that all Creditors and Interest holders will receive at least as much under the Plan as such Creditor or Interest holder would receive under a Chapter 7 liquidation.

Assets valued at liquidation values:

CURRENT ASSETS
a. Cash on hand	$0
b. Accounts receivable (uncollectible)	$0
c. Inventories	$0
d. Due from Bentley-Simonson (disputed)(2)	$40,000
e. Contingent Claims (est. 25% collectible)	$20,000

TOTAL CURRENT ASSETS	$60,000

FIXED ASSETS
a. Waste disposal project and wells (Oxnard Field only) and related equipment(3)	$115,000
b. Automobiles	$12,000

TOTAL FIXED ASSETS	$127,000

OTHER ASSETS

a. Cash Bonds Posted (would be taken by authorities)	$0

TOTAL OTHER ASSETS	$0

Total Assets at Liquidation Value	$187,000

Less: Secured creditor’s recovery	$0
Less: Chapter 7 trustee fees and expenses	$65,750
Less: Chapter 11 administrative expenses	$170,000
Less: Priority claims, excluding administrative expense claims	$45,045

______________

     (2)   Assumes obligations of $40,000 payable in full and all of $75,000 note uncollectible.

     (3)   Assumes only waste disposal facility and associated wells saleable by a trustee. Value based upon capitalization of expected profit stream, less $35,000 to cure lease payments and $50,000 to repair waste disposal well.

(1) Balance for unsecured claims	$0

(2) Total amt of unsecured claims per schedules (includes claim of insider of $165,847)	$1,965,897
Plus rejection and cleanup claims for 58 oil and gas leases (estimated)	$5,800,000

$7,765,897

% Of their claims which unsecured creditors would receive or retain in a ch. 7 liquidation: = 0%

        Below is a demonstration, in tabular format, that all Creditors and Interest holders will receive at least as much under the Plan as such Creditor or Interest holder would receive under a Chapter 7 liquidation.

Claims & Classes	Payout Percentage Under the Plan	Payout Percentage in Chapter 7 Liquidation
Administrative Claims (Ch. 11)	100%	100%

Priority Tax Claims	100%	100%

Class 1 - Priority Wages	100%	100%

Class 2 - Northrop Group	100% of secured portion	0%

Class 3 - Other Secured Claims	100%	0%

Class 4 - General Unsecured Creditors	Approximately 14% cash plus Pro Rata Distribution of 1,900.000 shares of common stock of Reorganized Debtor	0%

Class 5 - Insider Claims	Claims Waived	0%

Class 6 - Equity	Retain Interests	0%

C.  Feasibility

        Another requirement for Confirmation involves the feasibility of the Plan, which means that Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

        There are at least two important aspects of a feasibility analysis. The first aspect considers whether the Debtor will have enough cash on hand on the Effective Date of the Plan to pay all the Claims and expenses which are entitled to be paid on such date. The Debtor maintains that this aspect of feasibility is satisfied as illustrated here:

Cash Debtor will have on hand by Effective Date	$300,000

To Pay: Administrative claims	-170,000
To Pay: Statutory costs & charges	-1,000
To Pay: Other Plan Payments due on Effective Date (Incls. Executory Contract Cure Amounts, priority tax and wage claims and Class 2 payments)	-94,100

Balance after paying these amounts	$34,900

             The source of the cash Debtor will have on hand by the Effective Date, as shown above is from a portion of the TD Cash Payment required to be paid by TD pursuant to the Stock Purchase and Sale Agreement.

        The second aspect considers whether the Debtor will have enough cash over the life of the Plan to make the required Plan payments.

        The Debtor has provided financial statements which show projected financial information for the three years following Confirmation. Please refer to Exhibit 1 for the relevant financial statements. YOU ARE ADVISED TO CONSULT WITH YOUR ACCOUNTANT OR FINANCIAL ADVISOR IF YOU HAVE ANY QUESTIONS PERTAINING TO THESE FINANCIAL STATEMENTS.

        In summary, the Plan proposes to pay a small cash distribution and a Pro Rata distribution of 1,900,000 shares of common stock of the Reorganized Debtor to each Allowed Class 4 claimant 60 days after the Effective Date and thereafter cash payments totaling approximately 11% to Class 4 general unsecured Creditors over not more than 12 quarters. As Debtor’s financial projections demonstrate, Debtor will have sufficient cash flow after paying operating expenses to make the minimum payment of $12,000 per quarter. The final Plan payment is expected to be paid by March of year 2002. The Debtor contends that its financial projections are feasible based upon the additional equity contribution of $200,000 by TD to be used for the Debtor’s continued operations. The capital to be obtained from TD will enable the Reorganized Debtor to increase the volume of its business at its disposal site and thus enhance an already profitable operation. Since obtaining a permit to dispose of various oil field sludges and solids, for which a higher price per barrel is charged than for waste water, the proportion of solids to water has shown an increasing trend. The Debtor has installed the equipment necessary to treat the solids efficiently, and has broadened its customer base. The capital to be obtained from TD will enable the Reorganized Debtor to install additional equipment in order to increase the volume of wastes it can process. The recent rapid increase in the price of oil is leading to increased operations by oil producers, and there fore more waste products to dispose of at the Debtor’s facility. The TD funds will be employed to increase the number oil wells on production at the Vaca Tar Sand Unit, and to resume thermal stimulation operations. The result will be much-increased production. This, coupled with the increase in the price of Vaca oil from the 1998 low of $6.50 to the present level of $17.00, will result in sharply higher revenues. Whereas gas produced from the Rosecrans Field had to be given away previously, a new contract provides for payment for this gas. About seven wells can be promptly restored to gas and oil production after the Effective Date. The high-quality Rosecrans oil sells now for $23.25 per barrel, as compared to $9.50 in 1998. The reduction in unsecured and secured debt will increase the cash available to the Reorganized Debtor for putting additional wells on production and improving the profitability of operations.

V. STATEMENT RE TD & ASSOCIATES

        TD & Associates, was formed on July 1, 1986. TD is an oil and gas company with investments and expertise in exploration, development, production and financing activities. TD has obtained financing from private sources amounting to an average $2,000,000 per year over the past five years. It intends to allocate all of the proceeds of future fundings to the development of Geo’s projects, excepting only the funds necessary to complete operations on projects currently comprising TD’s business. TD owns its own 5,000 square foot office building. in Yorba Linda, California, and other assets in the form of real estate.

A.  Management Of The Company.

        Dennis Tim —President and Chairman of the Board. Mr. Timpe entered the oil and gas industry in the late 1970’s as a marketing representative for the financing department of Gold Star Petroleum, later becoming its Director of Marketing. In 1983, he became Manager of Marketing for Sage Petroleum. He also participated in Sage’s production control and field development activities. He founded TD & Associates, Inc. in October, 1986 and has continuously operated it since that time as president and Chairman of the Board.

        Lori Timpe Long, Secretary—Treasurer and Director. Mrs. Long, daughter of Dennis Timpe, has served a TD’s Treasurer since 1980, after having been employed by the Wells Fargo Bank. As Treasurer, she has been responsible for the accounting and related administrative operations of TD and of the general partnerships it has formed in order to conduct its business. Her educational background includes a Bachelor of Arts degree from California State University, Long Beach and a Master of Arts degree in Psychology from California Graduate Institute.

        Christian Dillon—Director. Mr. Dillon is a practicing attorney in private practice emphasizing bankruptcy matters. He is TD’s legal counsel. Mr. Dillon obtained his law degree from Western State University, College of Law in 1979 and his undergraduate degree from Marquette University in Milwaukee, Wisconsin.VI.

VI. EFFECT OF CONFIRMATION OF PLAN

A.   Discharge

        This Plan provides that upon entry of a final decree closing the Case, Debtor shall be discharged of liability for payment of debts incurred before Confirmation of the Plan to the extent specified in 11 U.S.C. § 1141. However, the discharge will not discharge any liability imposed by the Plan.

B.   Revesting of Property in the Debtor

        Except as provided in Section VI.E., and except as provided elsewhere in the Plan, the Confirmation of the Plan revests all of the property of the Estate in the Reorganized Debtor.

C.   Modification of Plan

        The Debtor, as the proponent of the Plan, may modify the Plan at any time before Confirmation. However, the Court may require a new disclosure statement and/or revoting on the Plan.

        The Debtor may also seek to modify the Plan at any time after Confirmation only if (1) the Plan has not been substantially consummated and (2) the Court authorizes the proposed modifications after notice and a hearing.

D.   Post-Confirmation Status Report

        Within 120 days of the entry of the order confirming the Plan, the Debtor shall file a status report with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, the Committee and its counsel, and those parties who have requested special notice. Further status reports shall be filed every 120 days and served on the same entities.

E.   Post-Confirmation Conversion/Dismissal

        A Creditor or party in interest may bring a motion to convert or dismiss the Case under § 1112(b), after the Plan is confirmed, if there is a default in performing the Plan. If the Court orders the Case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Chapter 11 Estate, and that has not been disbursed pursuant to the Plan, will revest in the Chapter 7, estate. The automatic stay will be reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Court during this Case.

        The Confirmation Order may also be revoked under very limited circumstances. The Court may revoke the order if the Confirmation Order was procured by fraud and if a party in interest brings an adversary proceeding to revoke Confirmation within 180 days after the entry of the Confirmation Order.

F.   Final Decree

        Once the Estate has been substantially consummated, the Debtor, or such other party as the Court shall designate in the Confirmation Order, shall file a motion with the Court to obtain a final decree to close the case.

GEO PETROLEUM, INC. a California corporation, Debtor and Debtor in Possession
Date: October 12, 1999	By:	/s/ Gerald T. Raydon

	Its:	President

Submitted by: ROBINSON, DIAMANT & BRILL A Professional Corporation
By: /s/ Martin J. Brill

Martin J. Brill Attorneys for Debtor and Debtor in Possession GEO PETROLEUM, INC.

VII. SUPPORTING DECLARATION OF GERALD T. RAYDON

        I, Gerald T. Raydon, declare as follows:

              1. I am President and Chief Executive Officer of Geo Petroleum, Inc. (the “Debtor”). I have been the Chief Executive Officer of the Debtor for since in or about 1986. As such, I am authorized to make this declaration on the Debtor’s behalf and I have personal knowledge of all the facts set forth below. If called to testify, I could and would competently testify thereto.

              2. A voluntary petition for relief under chapter 11 of Title 11 of the United States Code was filed by the Debtor on November 16, 1998. The Debtor filed this chapter 11 Case to provide it an opportunity to propose and confirm a reorganization plan. The Debtor is in the business of development, production and management of oil and gas properties located in California.

              3. Martin J. Brill of Robinson, Diamant & Brill, a Professional Corporation (counsel for the Debtor) and myself are the individuals responsible for preparing this document.

              4. The Debtor’s books and records are the source of all financial data contained in this document.

              5. All facts and representations in the Plan and Disclosure Statement are true to the best of my knowledge.

              6. To the best of my knowledge and belief no fact material to a claimant or equity security holder voting to accept or reject the proposed Plan has been omitted.

              7. The accounting methods used to prepare the financial documents contained in the Disclosure Statement, are consistent with the Debtor’s historical practice.

        I declare under the penalty of perjury under the laws of the United States of America that the foregoing is true and correct and that this Declaration was executed this 18th day of October, 1999, at Los Angeles, California.

/s/ Gerald T. Raydon

Gerald T. Raydon

EXHIBIT “1”

Geo Petroleum, Inc.
Proforma Cash Flows

	Jan	Feb	Mar	1Q-00	Apr	May	Jun	2Q-00

Production:
Quantities:
Bbl		792	1,747	2,539	1,747	1,792	1,792	5,331
Mcf.
BOE		792	1,747	2,539	1,747	1,792	1,792	5,331
Price/BOE	18.00	18.00	18.00	18.00	18.00	18.00	18.00	18.00
Lifting cost/BOE*	6.50	6.50	6.50	6.50	6.50	6.50	6.50	6.50

Disposal:
Bbls.	5,115	5,217	5,322	15,654	5,481	5,645	5,815	16,941
Disposal rev/Bbl.	6.00	6.00	6.00	6.00	6.00	6.00	6.00	6.00
Disposal cost/Bbl.	3.50	3.50	3.50	3.50	3.45	3.45	3.45	3.45

Daily:
Oil Production (BOE)		26	58		58	60	60
Disposal (Bbls)	171	174	177		183	188	194

O&G Revenues		14,256	31,442	45,695	31,442	32,254	32,254	95,951
Disposal Revenues	30,690	31,304	31,931	93,925	32,888	33,871	34,888	101,647

Total	30,690	45,560	63,373	139,623	64,330	66,125	67,142	197,597

Operating Expenses	16,275	21,280	27,255	64,810	27,513	28,294	28,824	84,631
G&A	9,300	10,926	12,852	33,078	13,142	13,522	13,830	40,494

Other
Total	25,575	32,206	40,107	97,888	40,655	41,816	42,654	125,125

Cash from operations	5,115	13,354	23,266	41,735	23,675	24,309	24,488	72,472

Other proceeds	200,000			200,000
Capital/remedial expenses	(100,000)	(80,000)		(180,000)	(3,501)		(4,038)	(7,539)
C-11 debt service
Secured payments	(2,488)	(2,488)	(2,488)	(7,464)	(2,488)	(2,488)	(2,488)	(7,464)
Unsecured reserve**	(1,512)	(1,518)	(4,492)	(7,522)	(4,615)	(4,805)	(4,858)	(14,278)
Total	(4,000)	(4,006)	(6,980)	(14,986)	(7,103)	(7,293)	(7,346)	(21,742)

Cash BOP		101,115	30,463		46,749	59,821	76,837
Cash EOP	101,115	30,483	46,749	48,749	59,821	76,837	89,941	89,941

C-11 Pmnt Cumulative:
Secured	2,488	4,976	7,464		9,952	12,440	14,928
Unsecured**	1,512	3,030	7,522		12,137	16,941	21,800
Total	4,000	8,006	14,966		22,089	29,381	36,728

______________

     *   The $18.00 per barrel sales price of crude oil reflects August-October 1999 average oil prices. Costs are from the evaluation report of Sherwin Yoslin, independent petroleum engineer, dated as of January 1, 1996. These prices and costs are held constant throughout in accordance with standard evaluation practices. Current crude oil prices paid by the purchaser are about $19.00 per barrel.

     **   Actual payments to the unsecured creditors will be made in the following quarters.

Geo Petroleum, Inc.
Proforma Cash Flows

	Jul	Aug	Sep	3Q-00	Oct	Nov	Dec	4Q-00

Production:
Quantities:
Bbl.	1,845	1,845	1,909	5,596	1,909	1,988	2,030	5,926
Mcf.	73			73
BOE	1,845	1,849	1,909	5,596	1,909	1,988	2,030	5,926
Price/BOE*	18.00	18.00	18.00	18.00	18.00	18.00	18.00	18.00
Lifting cost/BOE*	6.50	6.50	6.50	6.50	6.50	6.50	6.50	6.50

Disposal:
Bbls.	6,048	8,290	8,542	18,879	6,802	7,075	7,358	21,236
Disposal rev./Bbl.	6.00	8.00	6.00	6.00	6.00	6.00	6.00	6.00
Disposal cost/Bbl	3.45	3.45	3.45	3.45	3.45	3.45	3.45	3.45

Daily:
Oil Production (BOE)	61	61	64		64	68	68
Disposal (Bbls)	202	210	218		227	236	245

O&G Revenues	33,205	33,205	34,353	100,762	34,353	35,779	36,531	106,863
Disposal Revenues	36,287	37,739	39,250	113,276	40,814	42,451	44,147	127,413

Total	69,491	70,943	73,603	214,038	75,167	78,230	80,678	234,078

Operating Expenses	29,948	30,628	31,795	92,371	32,616	33,936	35,073	101,625
G&A	14,374	14,790	15,364	44,528	15,840	18,478	17,068	49,388
Other

Total	44,322	45,418	47,159	136,899	48,456	50,414	52,141	151,011
Cash from operations	25,169	25,525	26,444	77,139	26,711	27,816	28,537	83,065

Other proceeds
Capital/retrieval expenses		(4,862)		(4,862)	(5,772)	(3,211)	(3,669)	(12,652)
C-11 debt service
Secured payments	(2,488)	(2,488)	(2,488)	(7,484)	(2,488)	(2,488)	(2,488)	(7,464)
Unsecured reserve**	(5,063)	(5,170)	(5,445)	(15,878)	(5,525)	(5,857)	(6,073)	(17,455)
Total	(7,551)	(7,658)	(7,933)	(23,142)	(8,013)	(8,345)	(8,561)	(24,919)

Cash BOP	89,941	107,559	120,565		139,076	152,002	168,262
Cash EOP	107,559	120,585	138,076	139,076	152,002	168,262	184,569	184,569

C-11 pmnt. Cumulative
Secured	17,416	19,904	22,392		24,880	27,368	29,856
Unsecured**	28,863	32,032	37,477		43,003	48,860	54,933
Total	44,279	51,936	59,869		67,883	76,226	84,789

Geo Petroleum, Inc.
Proforma Cash Flows

	Jan	Feb	Mar	1Q-01	Apr	May	Jun	2Q-01

Production:
Quantities:
Bbl.	2,080	2,133	2,192	6,405	2,258	2,319	2,393	6,967
Mcf.
BOE	2,080	2,133	2,192	6,405	2,258	2,319	2,393	6,967
Price/BOE*	18.00	18.00	18.00	18.00	18.00	18.00	18.00	18.00
Lifting cost/BOE*	6.50	6.50	6.50	6.50	6.50	6.50	6.50	6.50

Disposal:
Bbls	7,653	7,959	8,276	23,888	8,608	8,952	9,310	26,870
Disposal rev./Bbl	6.00	6.00	6.00	6.00	6.00	6.00	6.00	6.00
Disposal cost/Bbl	3.45	3.45	3.45	3.45	3.45	3.45	3.45	3.45

Daily
Oil Production (BOE)	69	71	73		75	77	80
Disposal (Bbls)	255	265	276		287	296	310

O&G Revenues	37,442	38,392	39,461	115,295	40,610	41,738	43,065	125,413
Disposal Revenues	45,916	47,751	49,658	143,326	51,645	53,711	55,862	161,218

Total	83,358	86,143	89,120	258,621	92,255	95,449	98,927	286,631

Operating Expenses	36,292	37,562	38,911	112,766	40,328	41,780	43,338	125,446
G&A	17,695	18,347	19,034	55,075	19,752	20,493	21,278	61,523
Other

Total	53,987	55,909	57,945	167,841	80,080	62,273	64,616	186,969

Cash from operations	29,371	30,234	31,175	90,780	32,175	33,176	34,311	99,662

Other proceeds
Capital/remedial expenses	(3,984)	(4,336)	(4,704)	(13,024)	(5,105)	(5,413)	(5,585)	(16,103)
C-11 debt service
Secured payments	(2,488)	(2,488)	(2,488)	(7,484)	(2,488)	(2,488)	(2,488)	(7,464)
Unsecured reserve**	(6,323)	(6,582)	(6,864)	(19,770)	(7,164)	(7,465)	(7,805)	(22,435)
Total	(8,811)	(9,070)	(9,352)	(27,234)	(9,652)	(9,953)	(10,293)	(29,899)

Cash BOP	184,569	201,145	217,973		235,091	252,509	270,319
Cash EOP	201,145	217,973	235,091	235,091	252,509	270,319	288,752	288,752

C-11 Pmnt. Cumulative
Secured	32,344	34,832	37,320		39,806	42,296	44,784
Unsecured**	61,256	67,838	74,703		81,867	89,332	97,138
Total	93,600	102,670	112,023		121,675	131,628	141,922

Geo Petroleum, Inc.
Proforma Cash Flows

	July	Aug	Sep	3Q-01	Oct	Nov	Dec	4Q-01

Production:
Quanitites:
Bbl	2,466	2,545	2,625	7,636	2,706	2,795	2,882	8,386
Mcf.
BOE	2,466	2,545	2,625	7,636	2,706	2,795	2,882	8,385
Price/BOE*	18.00	18.00	18.00	18.00	18.00	18.00	18.00	18.00
Lifting cost/BOE*	6.50	6.50	6.50	6.50	6.50	6.50	6.50	6.50

Disposal:
Bbls.	9,682	10,069	10,473	30,225	10,473	10,473	10,473	31,419
Disposal rev./Bbl.	6.00	6.00	6.00	6.00	6.00	6.00	6.00	6.00
Disposal cost/Bbl.	3.45	3.45	3.45	3.45	3.45	3.45	3.45	3.45

Daily
Oil Production (BOE)	82	85	87		90	93	96
Disposal (Bbls)	323	336	349		349	349	349

O&G Revenues	44,392	45,817	47,243	137,452	48,748	50,312	51,876	150,935
Disposal Revenues	58,093	60,416	62,839	181,348	62,839	62,839	62,839	188,516

Total	102,485	106,234	110,081	318,800	111,568	113,150	114,715	339,451

Operating Expenses	44,943	45,622	48,352	138,917	48,850	49,365	49,874	148,089
G&A	22,089	22,937	23,812	68,838	23,965	24,124	24,281	72,370
Other

Total	67,032	68,559	72,164	207,758	72,815	73,489	74,155	220,459

Cash from operations	35,453	37,675	37,917	111,045	38,771	39,661	40,560	118,992

Other Proceeds
Capital/remedial expenses	(5,777)	(5,973)	(6,179)	(17,929)	(6,388)	(6,526)	(6,669)	(19,583)
C-11 debt service
Secured payments	(2,488)	(2,488)	(2,488)	(7,464)	(2,488)	(2,488)	(2,476)	(7,452)
Unsecured reserve**	(8,148)	(8,814)	(8,887)	(33,313)	(9,143)	(9,410)	(9,692)	(28,246)
Total	(10,636)	(11,302)	(11,375)	(33,313)	(11,631)	(11,898)	(12,168)	(35,698)

Cash BOP	288,752	307,792	328,191		348,554	369,306	390,543
Cash EOP	307,792	328,191	348,554	348,564	389,306	390,543	412,268	412,268

C-11 Pmmt. Cumulative
Secured	47,272	49,760	52,248		54,736	57,224	59,700
Unsecured**	105,285	114,100	122,967		132,130	141,541	151,233
Total	152,557	163,860	175,235		186,866	196,785	210,933

Geo Petroleum, Inc.
Proforma Cash Flows

	Jan	Feb	Mar	1Q-02	Apr	May	Jun	2Q-02

Production:
Quantities:
Bbl.	2,972	3,062	3,157	9,192	3,255	3,344	3,445	10,044
Mcf.
BOE	2,972	3,062	3,157	9,192	3,255	3,344	3,445	10,044
Price/BOE*	18.00	18.00	18.00	18.00	18.00	18.00	18.00	18.00
Lifting cost/BOE*	6.50	6.50	6.50	6.50	6.50	6.50	6.50	6.50

Disposal:
Obis.	10,473	10,473	10,473	31,419	10,473	10,473	10,473	31,419
Disposal rev/Bbl	6.00	6.00	6.00	6.00	6.00	6.00	6.00	6.00
Disposal cost/Bbl	3.45	3.45	3.45	3.45	3.45	3.45	3.45	3.45

Daily
Oil Production (BOE)	99	102	105		106	111	115
Disposal (Bbls)	349	349	349		349	349	349

O&G Revenues	53,500	55,123	56,826	165,449	58,588	60,192	62,014	180,794
Disposal Revenues	62,839	62,839	62,839	188,516	62,839	62,839	62,839	188,516

Total	116,338	117,962	119,655	353,965	121,427	123,031	124,852	369,310

Operating Expanses	50,412	50,942	51,504	152,858	52,076	52,605	53,203	157,884
G&A	24,446	24,609	24,782	73,837	24,958	25,121	25,305	75,384
Other

Total	74, 858	75,551	76,286	226,696	77,034	77,726	78,508	233,268

Cash from operations	41,480	42,411	43,379	127,270	44,393	45,305	46,344	136,042

Other proceeds
Capital/remedial expanses	(6,810)	(6,959)	(7,106)	(20,875)	(7,261)	(7,420)	(7,566)	(22,247)
C-11 debt service
Secured payments				0
Unsecured reserve**	(12,444)	(12,723)	(13,014)	(38,181)	(5,598)	—	—	(5,598)
Total	(12,444)	(12,723)	(13,014)	(38,181)	(5,598)			(5,598)

Cash BOP	412,266	434,492	457,220		480,480	512,013	549,896
Cash EOP	434,492	457,220	480,480	480,480	512,013	549,898	588,676	588,678

C-11 Pmnt. Cumulative
Secured	59,700	59,700	59,700		59,700	59,700	59,700
Unsecured**	163,677	176,400	189,414		195,012	195,000	195,000
Total	223,377	236,100	249,114		254,712	254,700	254,700

Geo Petroleum, Inc.

Proforma Cash Flows

	Jul	Aug	Sep	3Q-02	Oct	Nov	Dec	4Q-02

Production:
Quantities:
BbL	3,545	3,861	3,754	10,951	3,864	3,977	4,088	11,928
Mef.
BOE	3,545	3,861	3,754	10,951	3,864	3,977	4,088	11,928
Price/BOE*	18.00	18.00	18.00	18.00	18.00	18.00	18.00	18.00
Lifting cost/BOE*	6.50	6.50	6.50	6.50	6.50	6.50	6.50	6.50

Disposal:		.
Bbls	10,473	10,473	10,473	31,418	10,473	10,473	10,473	31,418
Disposal ref/Bbl	8.00	8.00	8.00	6.00	6.00	6.00	6.00	6.00
Disposal cost/Bbl	3.45	3.45	3.45	3.45	3.45	3.45	3.45	3.45

Daily
Oil Production (BOE)	118	122	125		129	133	136
Disposal (Bbis)	349	349	349		349	349	349

O&G Revenues	63,815	66,716	67,577	197,108	69,557	71,577	73,577	214,711
Disposal Revenues	62,839	62,839	82,839	188,516	62,839	62,839	62,839	188,516

Total	126,654	128,555	130,416	385,625	132,396	134,416	136,415	403,227

Operating Expenses	53,794	54,416	55,032	163,242	55,682	56,346	57,004	169,032
G&A	25,486	25,878	25,868	77,032	26,068	26,272	26,474	78,814
Other

Total	79,280	80,094	80,900	240,274	81,750	82,618	83,478	247,848

Cash from operations	47,374	48,461	49,516	145,351	50,646	51,798	52,937	155,381

Other Proceeds
Capital/remedial expenses	(7,732)	(7,895)	(8,068)	(23,695)	(8,238)	(8,418)	(8,602)	(25,258)
C-11 debt service
Secured payments				0				0
Unsecured reserve**	—	—	—	—	—	—	—	—
Total				—				—

Cash BOP	588,678	628,318	668,884		710,332	752,740	796,120
Cash EOP	628,318	668,884	710,332	710,332	752,740	796,120	840,455	840,455

C-11 Pmnt. Cumulative
Secured	59,700	59,700	59,700		59,700	59,700	59,700
Unsecured**	195,000	195,000	195,000		195,000	195,000	195,000
Total	254,700	254,700	254,700		254,700	254,700	254,700

Geo* Petroleum, Inc.

Proforma Cash Flows

	Jan	Feb	Mar	10-03	Apr	May	Jun	IC-43

Quantities:
Production:
Bbl	4,205	4,322	4,444	12,971	4,589	4,884	4,815	14,068
Mcf..
BOE	4,205	4,322	4,444	12,971	4,589	4,684	4,815	14,068
Price/BOE*	18.00	18.00	18.00	18.00	18.00	18.00	18.00	18.00
Lifting cost/BOE*	6.50	6.50	6.50	6.50	6.50	6.50	6.50	6.50

Disposal:
Bbis.	10,473	10,473	10,473	31,419	10,473	10,473	10,473	31,419
Disposal rev/Bbl	6.00	6.00	6.00	6.00	6.00	6.00	6.00	6.00
Disposal cost/Bbl	3.45	3.45	3.45	3.45	3.45	3.45	3.45	3.45

Daily
Oil Production (DOE)	140	144	148		152	158	160
Disposal (Bbis)	340	349	349		349	349	349

O&G Revenues	75,695	77,794	79,992	233,482	82,249	84,308	86,865	253,222
Disposal Revenues	62,839	62,839	62,839	188,515	62,839	62,839	62,839	188,516

Total	138,534	140,633	142,831	421,997	145,088	147,147	149,503	441,738

Operating Expenses	57,696	58,382	59,105	175,183	59,844	80,526	61,297	181,667
G&A	26,687	26,898	27,122	80,707	27,348	27,558	27,796	82,702
Other

Total	84,383	85,280	86,227	255,890	87,192	88,084	89,093	264,369

Cash from operations	54,151	55,353	56,604	186,107	57,896	59,063	60,410	177,369

Other proceeds
Capital/remedial expenses	(8,784)	(8,976)	(9,166)	(26,926)	(9,366)	(9,571)	(14,675)	(33,612)
C-11 debt service
Secured payments				0				0
Unsecured reserve**	—	—	—	—	—	—	—	0
Total				—				0

Cash BOP	840,455	885,822	932,199		979,636	1,028,166	1,077,658
Cash EOP	885,822	932,199	979,636	979,836	1,028,166	1,077,658	1,123,393	1,123,393

C-11 Pmnt. Cumulative
Secured	59,700	59,700	59,700		59,700	59,700	59,700
Unsecured	195,000	195,000	195,000		195,000	195,000	195,000
Total	254,700	254,700	254,700		254,700	254,700	254,700

Geo Petroleum, Inc.

Proforma Cash Flows

	Jul	Aug	SOP	3Q-03	Oct	Nov	Dec

Production:
Quantities:
Bbl	5,008	5,348	5,688	16,045	6,058	6,447	8,843
Mcf.
BOE	5,008	5,348	5,688	16,045	6,058	6,447	6,843
Price/BOE*	18.00	18.00	18.00	18.00	18.00	18.00	18.00
Lifting cost/BOE*	6.50	6.50	6.50	6.50	6.50	6.50	6.50

Disposal:
Bbls.	10,473	10,473	10,473	31,419	10,473	10,473	10,473
Disposal rev./Bbl.	6.00	6.00	6.00	6.00	6.00	6.00	6.00
Disposal cost/Bbl	3.45	3.45	3.45	3.45	3.45	3.45	3.45

Daily
Oil Production (BOE)	167	178	190		202	215	228
Disposal (Bbls)	349	349	349		349	349	349

O&G Revenues	90,149	96,268	102,386	288,803	109,038	116,048	123,176
Disposal Revenues	62,839	62,839	62,839	188,516	62,839	62,839	62,839

Total	152,988	159,106	165,224	477,319	171,877	178,886	186,014

Operating Expenses	62,442	64,451	66,458	193,351	68,644	70,941	73,283
G&A	28,148	28,766	29,383	86,297	30,058	30,763	31,483

Other
Total	90,590	93,217	95,841	279,648	96,700	101,704	104,766

Cash from operations	62,396	65,889	69,383	197,671	73,177	77,182	81,248

Other proceeds
Capital/remedial expenses	(24,933)	(25,726)	(27,117)	(77,775)	(28,506)	(30,019)	(31,610)
C-11 debt service				0
Secured payments				0
Unsecured reserve**	—	—	—	0	—	—	—
Total

Cash BOP	1,123,393	1,160,858	1,201,022		1,243,288	1,287,959	1,335,123
Cash EOP	1,160,858	1,201,022	1,243,288		1,287,959	1,335,123	1,384,761

C-11 Pmnt. Cumulative
Secured	59,700	59,700	59,700		59,700	59,700	59,700
Unsecured	195,000	195,000	195,000		195,000	195,000	195,000
Total	254,700	254,700	254,700		254,700	254,700	254,700

Geo Petroleum, Inc.

Proforma Cash Flows

	4Q-03	2000	2001	2002	2003

Production:
Quantities:
Bbl	19,348	19,393	29,394	42,115	62,432
Mcf.		73
BOE	19,348	19,393	29,394	42,115	62,432
Price/BOE*	18.00	18	18	18	18
Lifting cost/BOE*	6.50

Disposal
Bbls.	31,419	72,710	112,401	125,677	125,677
Disposal rev./Bbl.	6.00	6.00	6.00	6.00	6.00
Disposal cost/Bbl	3.45

Daily
Oil Production (BOE)
Disposal (Bbis)

O&G Revenues	348,262	349,074	529,096	758,063	1,123,769
Disposal Revenues	188,516	436,260	674,406	754,063	754,063

Total	538,778	785,334	1,203,503	1,512,126	1,877,832

Operating Expanses	212,868	343,437	525,217	643,016	763,069
G&A	92,302	167,486	257,807	305,067	342,006

Other
Total	305,170	510,923	783,024	948,083	1,105,077

Cash from operations	231,608	274,411	420,479	564,043	772,755

Other proceeds
Capital/remedial axes	(90,135)	(205,053)	(66,639)	(92,075)	(228,449)
C-11 debt service
Secured payments	0
Unsecured reserve**	0
Total	0

Cash BOP
Cash EOP	1,384,761

C-11 Pmnt. Cumulative
Secured
Unsecured**
Total

EXHIBIT “2”

STOCK PURCHASE AND SALE AGREEMENT

             This STOCK PURCHASE AND SALE AGREEMENT (the “Agreement”) is made this 1st day of October, 1999 by and between TD Associates, Inc. (“ TD”), a California corporation, and GEO PETROLEUM, INC. (“Geo”), a California corporation.

RECITALS

        1.  TD is a corporation duly organized and existing under the laws of the State of California.

        2.  Geo is a corporation duly organized under the laws of the State of California with authorized capital stock consisting of 50,000,000 shares of voting common stock, no par value, of which 8,800,338 shares are issued and outstanding (“Geo Common Stock”).

        3.  Geo filed a Voluntary Petition for protection under Chapter 11 of the U.S. Bankruptcy laws in the U.S. Bankruptcy Court (the “Court”) for the Central District of California on November 16, 1998. Geo is a debtor-in-possession during the pendency of such proceeding. Upon the terms and conditions contained herein, and subject to the Court’s confirmation of Geo’s Plan of Reorganization (the “ Plan”) to be filed with the Court as the Third Amended Plan, TD desires to purchase 4,500,000 newly issued shares of Geo Common Stock for five hundred thousand dollars ($500,000.00), as the basis for Geo’s Plan to be submitted to the Court.

AGREEMENT

        In consideration of the mutual agreements, conditions and covenants herein contained including the recitals, the parties hereto agree as follows:

ARTICLE 1

1.  Consideration

        1.1   CONSIDERATION. Subject to all of the terms and conditions of this Agreement TD agrees to purchase from Geo and Geo agrees to sell to TD four million five hundred thousand newly issued shares of Geo Common Stock (the “New Shares”) at a price aggregating five hundred thousand dollars ($500,000.00) (the “Purchase Price”) as part of Geo’s Plan to be submitted to the Court. The New Shares, when issued, will represent approximately 30% of the issued and outstanding shares of Geo Common Stock provided for upon full implementation of the Plan. For purposes of Section 368 (a), et seq, of the Internal Revenue Code, it is deemed and intended that such issuance shall not constitute a change of control of Geo. The Common Stock will be the only class of stock issued or outstanding at the Closing.

        1.2   GEO SHARES EXEMPT FROM REGISTRATION. The parties hereto intend that the Geo Shares to be issued to TD at the Closing shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder.

        1.3   ADDITIONAL CONSIDERATION.

              A.   Geo shall cause an application to be filed with the Court, authorizing at the earliest possible time a loan and deposit of $100,000 by TD for the benefit of Geo. Upon receipt of authorization, TD will within one day deposit such funds with the firm of Robinson, Diamant & Brill, representing an amount equal to 20% of the Purchase Price. Such deposit shall be secured by a first security interest in the assets and income of Geo’s Oxnard Field Disposal Project. The Deposit shall be repaid to TD if the Plan is not confirmed for any reason not the fault of TD. If the Plan is not confirmed due to TD’s default or inability to perform its obligations hereunder, the Deposit shall be paid to Geo as liquidated damages.

              B.   Geo shall prepare the Plan, with TD’s approval, providing that (i) except for any security interests still vested in secured creditors at Closing there shall be no remaining security interests of any kind in respect of the assets of Geo reducing any of its assets and all Geo assets shall be free and clear from any liens, liabilities and encumbrances, and (ii) the said proceeds of the Purchase Price shall be used as follows:

              l.   Geo shall utilize the first $300,000 of the proceeds of the Purchase Price to pay approved creditors’ claims, priority claims, costs of administration, and other costs pursuant to the terms of the Plan.

              2.   The amount of $200,000, less any deposit allocated for the same purpose, shall be provided to Geo for the sole purpose of improving Geo’s oil, gas and disposal properties. Such funding will be made with the specific intent of increasing Geo’s revenues and its ability to pay an additional sum of $200,000 to its secured and unsecured creditors over a period of approximately 3-4 years from confirmation of the Plan in quarterly installments equal to 30% of net revenues generated in the preceding quarter, but in no event less than $12,000 per quarter.

              C.   After consultation with TD, and within the time allowed for rejection of executory contracts, Geo may reject certain other executory contracts including selected oil and gas leases in the Rosecrans field and other fields, retaining only those that it deems worthy of further investment and operations.

              D.   TD agrees that all of its fund-raising activities will be conducted in order to provide capital for Geo’s ongoing operations and for acquisitions, new drilling, reworking wells, and related activities, except for those funds required by TD to continue to develop and operate its existing properties. The terms of providing the capital shall be based on arms-length transactions consistent with good oil industry practice.

              E.   Geo shall notice a special directors’ meeting to be held the first day after Closing and shall propose the following persons be elected as directors of Geo: Dennis Timpe as Chairman, Lori Timpe Long, and Christian Dillon. The Board is authorized to elect two additional outside directors at a later date to bring the total number of directors to five. At the first meeting, Gerald T. Raydon, William Corcoran and Alyda Raydon shall resign from the Geo Board of Directors, with the corporation’s thanks for their services. TD shall propose that the new Board of Directors elect new management of the corporation, nominating Dennis Timpe as President, Lori Timpe Long as Secretary/Treasurer. TD shall enter into a consulting agreement with Gerald T. Raydon on the terms and conditions set forth in Exhibit A attached hereto.

ARTICLE 2

2.   Representations And Warranties

        2.1   MUTUAL REPRESENTATIONS AND WARRANTIES. Except as disclosed in the Disclosure Schedule dated as of the date of this Agreement and delivered to the other party concurrently herewith (by specific reference to the section hereof pursuant to which the disclosure is being made) TD and Geo represent and warrant, with respect to each other as follows, that as of the Closing.

              (a)  Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets, and it is duly qualified to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of its business or ownership or leasing of its properties requires such qualification. If in any jurisdiction it is not so qualified, such will not have any material adverse effect on its “business, prospects, assets, income or financial condition, hereinafter “Financial Condition”.

              (b)  Authority. It has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized and approved by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, or the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by it and constitutes its valid and binding agreement enforceable against it in accordance with the terms hereof.

              (c)  Conflict: Approvals. Neither the execution and delivery of this Agreement by it, nor compliance by it with the terms of this Agreement will (1) violate or conflict with or result in a breach or default of any of the terms, or conditions of its Articles of Incorporation or Bylaws, (2) violate any applicable law, statute, rule, regulation or order promulgated by any governmental authority, or (3) conflict with or result in a material breach, acceleration or material default or under any of the terms, conditions of (A) any judgment, order, decree, or ruling to which it is a party, or any injunction to which it is subject, or any court or governmental authority, domestic or foreign or (B) any agreement, contract or commitment to which it is a party, or (4) require the consent or approval of, or declaration, filing or registration with, any non-governmental third party or, to the best of its knowledge, any governmental authority, or stock exchange in the United States, provided, however, that this Agreement may not become effective, except as to the Deposit provided for above, until it has been approved by the Court as part of the initial Plan and adopted at Confirmation of the Plan.

              (d)  Affiliates. Except as set forth in Item 2.1(d) of the Disclosure Schedule, no person owns of record or to its best knowledge, owns beneficially five percent (5%) or more of any class of its issued and outstanding voting securities. In Schedule 2.1 attached hereto, Geo lists its stock outstanding. A current Geo shareholder list will be ordered by Geo at Closing and delivered to TD when received from the transfer agent. Geo has no subsidiaries.

              (e)  Litigation. Except as set forth in Item 2.1(e) of the Disclosure Schedule, (1) there is no action, suit, proceeding, claim or investigation, pending or, to its knowledge, threatened, by or against or otherwise affecting it, which might have a material adverse effect on its Financial Condition; and it knows of no basis or grounds for any such action, suit, proceeding, claim or investigation, and (2) there is no outstanding order, writ, injunction or decree of any court government or governmental agency, or any arbitration award, against it which might have a material adverse effect on its Financial condition.

              (f)  Taxes. Except as set forth in Section 2.1(f) of the Disclosure Schedule, all tax returns and reports required by law to be filed by it have been duly filed, all taxes, assessments, fees and other governmental charges (collectively “Taxes”) upon it or upon any of its respective properties, assets, interests or income which are due and payable have been paid or adequate reserves therefor have been provided for on its books and financial statements. Geo has been delinquent in filing tax returns but has been duly advised that no taxes are due because of its federal tax loss carry forwards of $5,400,000 and state carry forwards of $3,400,000 at year end 1997. Any franchise or other taxes due to California will be paid as priority claims upon Closing.

              (g)  Title. To the best of its knowledge and belief, except as set forth in Item 2.1(g) of the Disclosure Schedule, it has good and marketable title to all of the properties and assets, real and personal which it purports to own, free and clear of all liens, claims, charges encumbrances and restrictions of whatsoever nature (“Encumbrances”).

              (h)  Securities Compliance. To the best of its knowledge and belief during the five (5) year period prior to execution of this Agreement, no director or officer of it has been involved in any of the events set forth in Rule 401(f) of Regulation S-K of the Act. It has never been subject to any claim or proceeding brought by any shareholder of it under either state or federal securities laws.

              (i)  Loans. Except as set forth in Item 2.1(i) of the Disclosure Schedule it has not received any notices of default regarding any of its loans or other credit facilities.

              (j)  Conduct of Business. Since November 16, 1998, except as set forth in Item 2.1 of the Disclosure Schedule, it has not:

              1.  Directly or indirectly redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part;

              2.  Merged or consolidated with any other corporation;

              3.  Mortgaged, pledged or otherwise encumbered any of its assets;

              4.  Altered or amended its certificate of incorporation or bylaws;

              5.  Entered into, materially amended or terminated any material contract, agreement, franchise, permit or license; and

              6.  Except in the normal course of business, made any material increase in compensation payable or to become payable by it to its directors, officers, or employees, or any increase in benefits or benefit plan costs, or any increase in any bonus, insurance, pension, compensation or other benefit plan covering any directors or officers.

        2.2   SPECIAL REPRESENTATIONS AND WARRANTIES OF TD

              A.   INVESTMENT INTENT. TD understands that the Geo Shares to be issued to it at the Closing Date, as defined hereafter, are being issued and delivered in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933 (the “Securities Act”) for non-public offerings or upon the exception provided for in Section 3(a)(10) of the Securities Act and TD further understands that it will be required to make the following representations and warranties with the intent that the same may be relied upon by Geo in determining the availability of such exemption.

              (1)   The Geo Shares are being acquired solely for the account of TD, for investment purposes only, and not with a view to, or for sale in connection with any distribution thereof and with no present intention of distributing or reselling any part of the Geo Shares, except any resale made in conformity with the Securities Act.

              (2)   TD agrees not to dispose of its Geo Shares or any portion thereof unless and until counsel for Geo shall have determined that the intended disposition is permissible and does not violate the Securities Act or any applicable state securities laws, or the rules and regulations thereunder.

              B.   RESTRICTIVE LEGEND. TD agrees that the certificates evidencing the Geo Shares acquired pursuant to this Agreement will have a legend placed thereon stating that the securities have not been registered under the Act or any State or federal securities laws and setting forth or referring to the restrictions on transferability and sales of the Geo Shares.

        2.3   SPECIAL REPRESENTATIONS AND WARRANTIES OF GEO. Except as disclosed (by specific reference to the section hereof pursuant to which the disclosure is being made) in the Disclosure Schedule dated as of the date of this Agreement and delivered to the other party concurrently herewith, Geo represents and warrants to TD as follows:

              (a)  Capital. Its authorized capital stock consists of 50,000,000 common voting shares, no par value of which 8,800,368 shares are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and non-assessable. Geo has authorized but has not issued 100,000 shares of preferred stock with a par value of $1,000 per share.

              (b)  Financials. Attached hereto as Exhibit B are true and correct copies of (1) an unaudited balance sheet of Geo as of September 30, 1998; and (2) the audited balance sheet of Geo as of December 31, 1997, all of which are incorporated herein by this reference (such balance sheets and dates hereinafter referred to as the “Geo Balance Sheets” and “Geo Balance Sheet Dates,” respectively). The Geo Balance Sheets and the notes thereto fairly present the assets, liabilities and financial condition of Geo as of the respective dates thereof, and such statements of operations, stockholders equity and changes in financial position and the notes thereto fairly present the results of operations and financial position of Geo for the periods therein referred to, and have been prepared in accordance with generally accepted United States accounting principles as applied on a consiste nt basis throughout the periods involved except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments, individually or in the aggregate, will not be material. Except as set forth in Item 2.3(b) of the Disclosure Schedule, there has not been any material adverse change in the Financial Condition, results of operations or business of Geo since September 30, 1998, and no event or condition his occurred or exists which will result in a material adverse change other than changes resulting from general economic conditions.

              (c)  Issuance of Geo Shares. Subject to the approval of the Court, all other approvals, permits, consents, orders and authorizations have been obtained and necessary documents have been filed under all applicable laws of the United States to qualify the issuance, exchange and distribution of the New Shares to be issued to the Shareholders pursuant to this Agreement.

              (d)  Consultant Obligations. Except as set forth in Item 2.3(d) of the Disclosure Schedule, at closing, Geo will have no obligation to its officers, directors or employees as a result of employment agreements, stock options, unpaid bonuses, or any form of employee benefits or compensation other than salary and wages.

              (e)  No Liabilities. Except as set forth in Item 2.3(e) of the Disclosure Schedule, and except for those liabilities created under the initial Plan, at Closing, after confirmation of the Plan by the Court, there shall be no liabilities reflected on Geo’s balance sheet.

              (f)  Environmental matters Except as set forth in Item 2.3(f) of the disclosure Schedule, at Closing there shall be no threatened or outstanding environmental claims, orders or other proceedings of any type.

ARTICLE 3

3.   Covenants

        3.1   INVESTIGATIVE RIGHTS. From the date of this Agreement until the Closing Date, the parties shall cooperate for the sole purpose of accomplishing a due diligence investigation within the scope of the Transaction. Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request. If the Transaction contemplated hereby is not completed, all documents received by each party and/or its attorneys and accountants, auditors or other authorized representatives shall be returned to the other party who provided same upon request. The parties hereto, their directors, employees, agents and representatives shall not disclose any of the information described above unless such information is already disclosed to the public, without the prior written consent of the patty to which the confidential information pertains. Each party shall take such steps as are reaso nably necessary to prevent disclosure of such information to unauthorized third parties.

        3.2   INDEMNIFICATION OF TD. Geo agrees to defend and hold TD and its officers, directors and agents harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that it shall incur or suffer should Geo fail to perform any of its respective representations, warranties, covenants and agreements in this Agreement or in any Disclosure Schedule, exhibit or other instruments furnished or to be furnished by Geo under this Agreement.

        3.3   LEGAL OPINIONS. Each party shall supply legal opinions substantially as set forth in subparagraphs 6.2(d) and 6.3(d). TD and Geo agree to use all reasonable efforts to deliver all exhibits and schedules required by this Agreement within ten (10) business days of the date of execution of this Agreement by all parties.

ARTICLE 4

4.  Conditions Precedent To Td’s Performance

        4.1   CONDITIONS. TD’s obligations hereunder shall be subject to the satisfaction at or before the Closing, of all the conditions so forth in Article 5. TD may waive any or all of these conditions in whole or in part without prior notice, so long as such waiver is in writing; and provided, however, that no such waiver of a condition shall constitute a waiver by TD of any other condition or any of TD’s other rights or remedies at law or in equity, if Geo shall be in default of any of its representations, warranties, or covenants under this Agreement.

        4.2   ACCURACY OF REPRESENTATION. Except as otherwise permitted by this Agreement, all representations and warranties by Geo in this Agreement or in any written statement that shall be delivered to TD by Geo under this Agreement shall be true and accurate in all material respects and as of the Closing Date as though made at that time.

         4.3   PERFORMANCE. Geo shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Dates. If Geo has not performed, TD may give Geo written notice prior to Closing, including particulars known to it and the Closing shall be delayed and Geo shall have ten (10) days to perform or comply.

        4.4   ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted against Geo on the Closing Date.

        4.5   CORPORATE PROCEEDINGS. All corporate and other necessary proceedings contemplated herein and all documents necessary thereto shall be reasonably satisfactory in form and substance to the parties hereto and their counsel.

              (a)  Statutory Regulations. All statutory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled, all authorization, consents and approvals of all non-governmental third parties, and all governmental authorities, required to be obtained in order to permit consummation of the transactions contemplated by this Agreement, and to permit the business currently carried on by it to continue unimpaired immediately following the Closing Date shall have been obtained.

              (b)  Plan confirmation. The transactions contemplated by this Agreement shall have been approved in the Plan and the Plan has been confirmed by the Bankruptcy Court, and all other corporate action required by law with respect to the Transaction shall have been taken.

        4.6   OFFICER’S CERTIFICATE. Geo shall have delivered to TD a certificate, dated the Closing Date, and signed by its President, certifying that the conditions specified in Section 4.2 and 4.5 hereof have been fulfilled. (See “Officer’s Certificate” attached hereto as Schedule 4.6.).

ARTICLE 5

5.   Conditions Precedent To Geo Performance

        5.1   CONDITIONS. Geo’s obligations hereunder shall be subject to the satisfaction, at or before the Closing Date, of all the conditions set forth in this Section 6 of the Agreement, and, upon finalization and execution of all documentation. Geo shall have a period of thirty (30) days to have the transaction and documentation reviewed and approved by securities counsel. Failure to obtain such approval will void this Agreement. Geo may waive any or all of these conditions in whole or in part without prior notice, so long as such waiver is in writing; and provided, however, that no such waiver of a condition shall constitute a waiver by Geo of any other condition or any of Geo’s rights or remedies, at law or in equity, if TD shall be in default of any of its representations, warranties, or covenants under this Agreement.

        5.2   ACCURACY OF REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties by TD in this Agreement or in any written statement that shall be delivered to Geo by TD under this Agreement shall be true and accurate in all material respects and as of the Closing Date as though made at that time.

        5.3   PERFORMANCE. TD shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date. If TD has not performed, Geo may give TD written notice, prior to Closing, including particulars known to it and the Closing shall be delayed and TD shall have ten (10) days to perform or comply.

        5.4   CORPORATE PROCEEDINGS. All corporate and other necessary proceedings contemplated herein and all documents necessary thereto shall be reasonable satisfactory in for and substance to the parties hereto and their counsel.

        5.5   OFFICERS’ CERTIFICATE. TD shall have delivered to Geo a certificate, dated the Closing Date, and signed by the President of TD, certifying that the conditions specified in Section 5.2 and 5.4 hereof have been fulfilled (see “Officers Certificate” attached hereto as Schedule 5.6).

ARTICLE 6

6.   Closing

        6.1   CLOSING. The Closing shall take place within 24 hours of the entry of an order of the Court confirming the Plan at the offices of Robinson, Diamant & Brill, A Professional Corporation 1888 Century Park East, Suite 1500, Los Angeles, California 90067, at 10:30 a.m. PDT or such other date and place as the parties may mutually agree upon (the “Closing Date”).

        6.2   TD’S DELIVERIES TO GEO. At Closing, TD, or a merger subsidiary created by TD, shall deliver to Geo the following instruments and documents against delivery of the items specified in paragraph 7.3:

              (a)  Cash in the amount of five hundred thousand dollars ($500,000), to be allocated by Geo to the immediate payment of $300,000 for payments to Creditors, for priority claims, and for administrative claims under the Plan as confirmed by the Bankruptcy Court. The sum of $200,000, less any amounts previously advanced or deposited by TD, shall be paid to Geo for working capital;

              (b)  Certified resolutions of TD’s Board of Directors, in a form satisfactory to counsel for Geo, authorizing the execution and performance of this Agreement and all actions to be taken by TD under this Agreement;

              (c)  A certificate executed by the president and the secretary of TD certifying that all of TD’s representations and warranties under this Agreement are true as of the Closing, as though each of those representations and warranties have been made on the date of Closing; and

              (d)  TD shall deliver the opinion of its counsel dated the Closing Date, in form and substance satisfactory to counsel for Geo to the effect that:

              (1)  TD is a corporation duly organized, validly existing and in good standing under the laws of State of __________, and is duly qualified to do business and is in good standing in each State where its business requires qualification.

              (2)  The execution and consummation of this Agreement have been duly authorized and approved by TD’s Board of Directors. To the best of counsel’s knowledge and belief, after reasonable inquiry, the making and performance of this Agreement by TD will not violate any laws, rules, regulations, decrees, orders or judgments, known to such counsel or TD’s certificate of incorporation or bylaws and wil l not result in the breach, or violation of, or constitute a default under, any contractual agreement of TD.

              (3)  Counsel has no knowledge of any litigation, proceeding or investigation of the type described in Section 2.1(e) hereof.

        6.3   GEO’S DELIVERIES TO TD. At Closing, Geo shall deliver to TD the following instruments and documents against delivery of the items specified in paragraph 6.2:

              (a)  Certificates representing 4,500,000 shares of the restricted Common Stock of Geo, no par value.

              (b)  Certified resolutions of Geo’s Board of Directors, in a form satisfactory to counsel for TD, authorizing the execution and performance of this Agreement and all actions to be taken by Geo under this Agreement.

              (c)  A certificate executed by the president or vice president and the secretary of Geo certifying that all of Geo’s representations and warranties under this Agreement are true as of the Closing, as though each of those representations and warranties had been made on the date of Closing.

              (d)  Geo shall deliver the opinion of its counsel, dated the Closing Date, in form and substance satisfactory to counsel for TD to the effect that:

              (1)  Geo is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified to do business and is good standing in each State when its business requires qualification.

              (2)  Geo’s authorized capital stock is as set forth in Section 2.3(a) hereof.

              (3)  The execution and consummation of this Agreement have been duly authorized and approved by Geo’s Board of Directors. To the best of counsel’s knowledge and belief, after reasonable inquiry, the making and performance of this Agreement by Geo and TD will not violate any laws, rules, regulations, decrees, orders or judgments known to such counsel or Geo’s certificate of incorporation or bylaws and will not result in the breach or violation of, or constitute a default under, any contractual agreement of Geo.

              (4)  Counsel has no knowledge of any litigation, proceeding or investigation of the type described in Section 2.1(c) hereof.

              (5)  The shares of Geo Common Stock to be issued and delivered to TD pursuant to this Agreement are duly and validly authorized and issued, and are fully paid and non-assessable.

              (6)  All approvals, permits, consents, orders and authorizations have been obtained and necessary documents have been filed under all applicable laws of the United States to qualify the issuance and delivery of Geo Common Stock pursuant to this Agreement and except for filing of requisite notices or other documentation with any applicable governmental authority or stock exchange in the United States no other regulatory action is required in connection with the issuance and delivery of the Geo Common Stock.

ARTICLE 7

7.  Miscellaneous

        7.1   CAPTIONS AND HEADINGS. The Article and paragraph headings throughout this Agreement are for convenience and reference only and shall in no way be deemed to define, limit, or add to the meaning of this Agreement or any part thereof.

        7.2   NO ORAL CHANGE. This Agreement and any provision hereof, may not be waived. changed, modified, or discharged orally, but it can be changed by any agreement in writing signed by the party against whom enforcement of any waiver, change modification or discharge is sought.

        7.3   NON-WAIVER. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged, and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provision, covenant, or condition, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, provision, hereof shall not be deemed a waiver of such breach of failure; and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

        7.4  TIME OF ESSENCE. Time is of the essence in this Agreement and of each and every provision hereof.

        7.5  ENTIRE AGREEMENT. This Agreement and its Exhibits contain the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

        7.6  CHOICE OF LAW. This Agreement and its application shall be governed by the laws of the State of California.

        7.7  COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but of which together shall constitute one and the same instrument.

        7.8  NOTICES. All notices, request, demands, and other communications under, this Agreement shall be in writing and shall be deemed to have been duly given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To TD:	Mr. Dennis Timpe TD & Associates, Inc. 18281 Lemon Drive Yorba Linda, CA 92886

To Geo:	Gerald T. Raydon 7318 Berry Hill Drive Rancho Palos Verdes, CA 90275

With a copy to:	Martin J. Brill, Esq. Robinson, Diamant and Brill 1888 Century Park East, Suite 1500 Los Angeles, CA 90067

        7.9  BINDING EFFECT. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

        7.10  MUTUAL COOPERATION. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be reasonable and necessary or convenient to effect the transaction described herein.

        7.11  BROKERS. Each of the parties hereto shall indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against it as a result of its dealings, arrangements or agreements with any broker, finder or person claiming to have a right to compensation for bringing the parties into agreement.

        7. l2  ANNOUNCEMENTS. TD and Geo will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

        7.13  EXPENSES. TD will pay all legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with the Transaction, whether or not the Transaction contemplated hereby is consummated.

        7.14  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive for a period of twenty-four (24) months after Closing irrespective of any investigation made by or on behalf of any party.

        7.15  EXHIBITS. As of the execution hereof, the parties hereto have provided each other with the Exhibits and a Disclosure Schedule provided for herein above, including any items referenced therein or required to be attached thereto. Any material changes to the Exhibits and Disclosure Schedule shall be immediately disclosed to the other party. All such Exhibits or Schedules are incorporated herein and made a part of this Agreement.

TD & ASSOCIATES, INC
Dated: October , 1999	By:	/s/Dennis Timpe

Dennis Timpe President

By:	/s/Lori Timpe-Long

Lori Timpe-Long Secretary

GEO PETROLEUM, INC.
Dated: October , 1999	By:	/s/

Gerald T. Raydon President

By:	/s/

Alyda L. Raydon Secretary

DISCLOSURE SCHEDULE
TD & ASSOCIATES, INC. AND GEO PETROLEUM, INC.

        2.1

              (d)  Holders of 5% or more of Geo common stock are:

Shareholder	Shares owned
Gerald T. and Alyda L Raydon	3,693,000, 43%
Drake Capital Corporation. principals and affiliates:	689,000 (7.8%)
Additional shares up to 500,000 may still be held in street name.

              (e)  All pre-petition lawsuits, proceedings and claims against Geo are expected to be discharged or paid by the time Geo is discharged from bankruptcy, except with respect to the Harriman Group/City National Bank loan matter, except for undetermined claims of the SCAQMD, Ventura Air Pollution District, and fees asserted by Los Angeles County. There is also pending in the Bankruptcy Court an adversary action initiated by Lenox, Snodgrass and Hanson for declaratory relief that the Pooling Agreement and their leases have been terminated. Trial is scheduled for March, 2000 in the Bankruptcy Court.

              (f)  State franchise taxes will be paid out of administrative funds. State and Federal tax returns for the years 1994-1998 have not yet been filed. Because of the bankruptcy and Geo’s tax loss carry-forwards, the IRS should not require penalties for failure to file the returns in a timely fashion, provided that they are diligently prepared and tiled following Geo’s discharge from bankruptcy and obtaining of funds necessary for preparing the return. Geo believes that no taxes will be due for those years because of Geo’s State and federal tax loss carry-forwards.

              (g)  The Vaca Tar Sand Unit, not including the company’s disposal facilities, is subject to a Deed of Trust covering a one-third undivided interest in favor of Richard Dixon, et al. sometimes referred to as the “Harriman Group.” The Unit is subject to a Deed of Trust covering a two-thirds interest in favor of Gerald T. Raydon, securing a Promissory Note dated September 1, 1997 for $200,000. The Raydon Deed of Trust will be discharged in the Bankruptcy and reconveyed to Geo at the Closing.

              William E. Lenox, one of two lessors of an 80 acre-parcel in the Vaca Tar Sand Unit, has filed a notice requesting that he be released from the Unit and has tiled a claim in the bankruptcy case for $500,000 to clean up his property. Geo has advised him that his notice was untimely and invalid, and that the Pooling Agreement and the Commingling Agreement would in any case prevent the giving up of any rights of use of the land by Geo. Geo expects that the claim in bankruptcy will be denied. His sister, a Mrs. Snodgrass, lessor of a 39-acre parcel in the Unit, and another party, who is the holder of a less than one percent interest in the Unit, have filed similar claims with respect to the same alleged clean-up requirement, which are also expected to be denied. A majority of the parties subject to the Pooling Agreement signed ratifications of the leases in 1998.

              Two idle wells and the related Athens and Perkins leases in the Rosecrans Field are the subject of the Russell v. Geo action in which plaintiff was awarded attorney’s fees and damages for clean-up of the sites. The action has been appealed by Geo. In the Torgerson v. Geo lawsuit, plaintiff and cross-complainant won attorney’s fees and cleanup costs. The well on the property has been abandoned and the site cleaned up. Geo has appealed the judgment.

              Both suits are expected to be discharged at the time Geo is discharged, unless Geo is still prosecuting its appeals. Geo expects to abandon its appeal as to any of said suits, which are discharged.

              (i)  Geo received a notice of default on September 20, 1998, regarding its loan from City National Bank in the amount of $615,000, plus interest, and did not cure the default. The loan was subsequently paid and discharged by the Harriman Group, which has received an assignment of the loan from the bank and has filed a Proof of Claim against in the bankruptcy proceeding.

              (j)  No exceptions.

        2.2  Geo’s audited financial statements for the period ending December 31, 1997, and its audited statements for the period ending September 30, 1999, have been given to TD.

        2.3  Geo transferred its oil and gas properties in East Los Angeles and Bandini Fields, Los Angeles County, to Commerce Natural Resources, Inc., an affiliate of Bentley-Simonson, Inc. on, October 29, 1998. Commerce has asserted it is entitled to offset its obligations to make a $40,000 payment to Geo and to commence installment payments on November 1, 1999, on a $75,000 note. Payments on the note are contingent on production from the properties exceeding 7500 BOE per month. The alleged offset is based on Commerce’s claim that some additional equipment should have been included in the assets transferred to Commerce. Geo asserts that they are not entitled to any part of such offset.

        2.4   On November 16, 1998, Geo filed a Petition under Chapter 11 of the U. S. Code the United States Bankruptcy Court, Central District of California, Case No. ND 99-15477-RR.

        2.5  Geo has no obligation as to the types of contracts described in this section, except for salaries and wages, but has obligations to Gerald T. Raydon and Eric J. Raydon with respect to monies loaned by them to the corporation pursuant to the terms of notes and agreements between the parties. These obligations will be discharged in the bankruptcy and any security reconveyed to Geo.

        2.6  Geo will propose to pay the sum of $200,000 on an installment basis to the secured and unsecured creditors pursuant to the Plan of Reorganization. This obligation is expected to appear on Geo’s balance sheet.

        2.7  Prior to the filing of the Petition, the South Coast Air Quality Management District notified Geo of some claimed Violations with respect to some of the Rosecrans wells, but has advised Geo’s counsel that such notices will be dismissed in the bankruptcy, provided Geo complies with District rules in further operations. Commerce Natural Resources, Inc. has assumed Geo’s other obligations to the SCAQMD and has agreed to make monthly payments until the obligation is discharged.

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (the “Agreement”), is made and entered into on October _, 1999 by and between GEO PETROLEUM, INC. (hereinafter referred to as “Geo” or as the “Company”) and GERALD T. RAYDON (“Raydon” or “Consultant”) and shall be effective (the “Effective Date”) immediately after the Closing (the “Closing”) of that Stock Purchase and Sale Agreement dated October, 1999, by and between TD & ASSOCIATES, INC. (“TD”) and GEO.

Recitals:

        The accompanying Stock Purchase and Sale Agreement provides for the purchase by TD of a major shareholding interest in the Company. The parties intend that TD shall elect new management after the Closing, while retaining Geo’s founder as a consultant to assist in an effective transition of the present Company into the Reorganized Geo under new management.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Position As Consultant, Term

        At the Company’s Board Meeting which is scheduled to be held within 24 hours after the Closing, Raydon shall resign as an executive officer and Chairman of the Board of Geo and this Agreement shall take effect and provide for services assisting the new management in taking control of the Company. Subject to the other terms, conditions and provisions of this Agreement, the Company and Raydon agree that he shall provide those consulting services to the extent and in the manner requested by new management for a period of one year, commencing on the Effective Date.

2.  Compensation And Duties

        2.1  ANNUAL COMPENSATION. The Company shall be obligated to pay to Consultant for his services hereunder as requested by the management of the Reorganized Geo, with no obligatory minimum or fixed amount due. The requested services shall be compensated at the rate of $60 per hour, payable bi-weekly, without the benefits payable under his existing employment agreement with the Company.

        2.2  INCENTIVE COMPENSATION. As an incentive to Consultant and in consideration for Consultant waiving his monetary claims for loans to Geo which are secured by an interest in the Vaca Tar Sand project in the Oxnard Oil Field and by an interest in Geo’s previously-owned East Los Angeles/Bandini Oil Fields, for waiving any monetary compensation due to him and to Mrs. Raydon pursuant to their Employment Contracts, and for agreeing to provide services hereunder, the Company agrees to pay and reimburse Consultant upon Closing in the amount of 690,000 shares of Geo stock (representing his stock sold prior to April 1, 1999 in order to satisfy a debt incurred on the Company’s behalf). In this connection, Geo adopts and reaffirms its pre-bankruptcy agreement with Consultant to reimburse Consultant for any shares of Geo common stock owned by Consultant and pledged to Prudential Securities Incorporated (“Pru dential”) which has been sold or otherwise liquidated by Prudential on and after April 1, 1999 on account of Consultant’s loan from Prudential. Consultant loaned the proceeds of said loan to Geo on September 1, 1997. For every share of common stock so sold by Prudential, Geo shall reimburse Consultant by the issuance to him of one share of Geo common stock.

        2.3  SHARES ISSUED TO CREDITORS. In order to provide to Creditors an incentive to adopt Geo’s Plan, Consultant agrees that 1,390,000 Geo shares owed to him hereby pursuant to the terms of Section 2.2 shall be waived by him and instead issued and paid to Creditors as part of the Plan. Geo shall issue an additional 510,000 shares to the Creditors out of its unissued shares, making a total of 1,900,000 shares to be issued to Creditors in order to accomplish the Plan. As a result of such issuance, and after the issuance of all other shares provided for hereunder, the Creditors shall own 12.5% of the common stock equity in the Company (1,900,000 shares out of 15,200,000).

        2.4  In the event the employment of Consultant is terminated by Geo for any reason prior to the end of the said one-year term, with or without cause, all of Consultant’s rights under the said agreement shall be deemed vested and the accrued consideration due to Consultant shall become payable within thirty days.

        2.5  SERVICES AND DUTIES OF CONSULTANT

              A.  No Service as Director

              Consultant will not serve as a Director of the Company.

              B.  Reimbursement for out-of-pocket Expenses

              The Company shall monthly reimburse Consultant with respect to all out-of-pocket expenses which were incurred by Consultant in the course of and/or in the conduct of the Company’s business by Consultant, provided Consultant follows and complies with the Company’s reporting and receipts submission procedures.

              C.  Other Benefits

                     In addition to the foregoing, Consultant shall also be provided any other benefits or programs involving issuance of stock, stock options, SAR’s and comparable programs which may, from time to time, be adopted or provided by Geo and otherwise made available by Geo to Consultants of the Company under substantially the same restrictions and limitations, if any, as applicable.

              D.  Relocation

                     Consultant will not be required to relocate his office, but will travel to the offices of the Company or to other places where Geo conducts its business as reasonably required.

        2.6  GENERAL DUTIES OF CONSULTANT.

              Consultant agrees that he will at all times loyally and conscientiously perform all of the following duties, responsibilities, and obligations:

              A.  Those duties and responsibilities expressly or implicitly contained in the Agreement;

              B.  Those duties and responsibilities customarily incident to or required of such positions Consultant may, hold with the Company.

              C.  Subject to the advice and consent of TD’s President or other officer designated by the President, Consultant shall serve as the representative of the Reorganized Debtor (Geo) pursuant to the confirmed Plan of Reorganization for purposes of prosecuting objections to claims, assisting the Reorganized Debtor as Disbursing Agent under the Plan and performing such other duties as are required by the Reorganized Debtor prior to the entry of a final decree closing the bankruptcy case.

              D.  Such additional duties, responsibilities and obligations and such other services, acts, and things as, from time to time, may be designated by the Board of Directors of Geo, consistent with this Agreement.

              E.  Consultant agrees to provide consulting services for the Company not to exceed 100 hours in any one month.

              F.  Provided that his activities do not directly conflict or compete with the business of Geo, Consultant may actively engage in other business endeavors or pursuits, including, without limitation, the rendition of any services of a business, commercial, or professional nature to any other person or organization.

3.  Confidentiality And Trade Secrets

        Consultant acknowledges and agrees that Consultant has or will, during the term of employment, have access to proprietary information (“Trade Secrets”) which are owned or developed, compiled, organized or invented by the Company, the Consultant in the course of his services, or by the Company’s employees. Consultant agrees that he shall not disclose any of the Trade Secrets, directly or indirectly; use them in any way which competes or conflicts with the Company’s business, or claim a proprietary ownership interest therein at any time, except as required in the performance of Consultant’s duties hereunder.

4.  Termination

        4.1  Events of Termination. This Agreement shall terminate immediately upon the occurrence of any of the following events during any extended term beginning after one year from the commencement of this Agreement:

              A.  Whenever the Company and Consultant shall mutually agree in writing to terminate this Agreement.

              B.  Whenever the Company delivers written notice to Consultant terminating the Agreement for “cause” including, among other things, Consultant’s material gross negligence or intentional misconduct under the terms of this Agreement.

              C.  Upon the death of Consultant.

              D.  Upon the permanent incapacity of Consultant because of illness, physical injury, other physical or mental disability, or any reason such that it reasonably appears that Consultant will be unable to perform or complete Consultant’s duties and responsibilities under this Agreement.

        4.2  Post-Termination Duties and Obligations

              Upon termination for any of the foregoing Events:

              A.  Consultant or the representative of Consultant’s estate, in the event of the death of the Consultant, shall be entitled to receive that compensation earned by Consultant up to the date of termination.

              B.  The representative of Consultant’s estate, in the event of the death of the consultant shall deliver to the Company all records, reports, files, schedules, lists, and any other property in his possession or under his control belonging to the Company.

5.  Company’s Authority

        The Company has the right to adopt and promulgate from time to time Company Policies. Consultant agrees at all times to observe and comply with the Company’s Policies, as stated by the Board of Directors, provided that the same are not in conflict with any term hereof.

6.  Paid Vacation And Sick Leave

        6.1  Paid Vacation

              Consultant shall not be entitled to a paid vacation each year or sick leave benefits.

7.  Indemnification

        The Company shall indemnify the Consultant and hold him harmless for and with respect to all costs and expenses incurred by Consultant resulting from any acts or decisions made by him in good faith while performing services for the Company within the scope of his position and authority hereunder.

8.  Non-Transferabilty

        This Agreement is personal to Consultant and the services to be provided by Consultant are personal to and uniquely capable of performance by Consultant. Neither this Agreement nor any right, duties, or obligations hereunder, or interests herein, shall be transferred, assigned, conveyed or delegated, in whole or in part, voluntarily or involuntarily, by operation of law or otherwise, except with respect to rights existing under the said Promissory Note and Deed of Trust. Any attempted transfer, assignment or delegation shall be null and void.

9.  Notices

        All notices provided in or permitted pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Company at their principal office address and to Consultant at Consultant’s residence address. Each party shall promptly provide the other with a notice regarding any change of address.

10.  Validity

        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.  Construction

        This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party drafting a document. It shall be construed neither for nor against any party, but each provision shall be given reasonable interpretation in accordance with the plain meaning of its terms and the expressed intent of the parties.

12.  Entire Agreement

        This Agreement supersedes all prior agreements between the parties thereto, if any, whether oral or written, with respect to the employment of Consultant by the Company and contains all of the covenants, conditions, and agreements between the parties with respect to the rendition of such services as therein contemplated or to be performed hereunder.

13.  Attorney’s Fees

        In the event of any dispute or disagreement under this Agreement, the prevailing party shall be reimbursed for all costs and expenses, including, without limitation, reasonable attorneys’ fees. Such right of reimbursement shall be in addition to any other relief to which that party may be entitled.

14  Governing Law And Venue

        This Agreement will be governed by and construed in accordance with the laws of the State of California. The venue of any and all such actions brought under or pursuant to this Agreement shall be Los Angeles County, California.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY		GEO PETROLEUM, INC.
	By:	/s/Dennis Timpe

Dennis Timpe President

CONSULTANT
	By:	/s/

Gerald T. Raydon

The undersigned hereby joins in, ratifies, and confirms the foregoing agreement, and agrees that it shall be deemed executed now to take effect on the Effective Date.
TD & ASSOCIATES, INC
By:	/s/Dennis Timpe

Dennis Timpe President

EXHIBIT “3”

SCHEDULE OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
TO BE ASSUMED

Leases/Contracts	Cure Amounts	Methods of Cure
Description = 28 oil and gas leases at Rosecrans Oil Field, Los Angeles Country Lessor’s name = Various Lessee’s name = Debtor	Default amt = $4,500	Methods of curing default & loss = Payment of Cash on Effective Date Means of assuring future performance = Continued Operations of Reorganized Debtor

Description = 5 oil and gas leases at Vaca Tar Sand Unit, Oxnard Field, Ventura County Lessor’s name = Various Lessee’s name = Debtor	Default amt = None	Method of curing default & loss = N/A Means of assuring future performance = Continued operations of Reorganized Debtor

Description = 1 oil and gas lease – Orcutt/Careaga Oil Field, Santa Barbara County Lessor’s name = various Lessee’s name = Debtor	Default amt = None	Method of curing default & loss = N/A Means of assuring future performance = Continued operations of Reorganized Debtor

Description = 2 oil and gas leases in Somis, California, Somis Oil Field Lessor’s name = Kaiser Aetna, Southern Pacific Transportation and Southern California Petroleum Corp. Lessee’s name = Debtor	Default amt = $1,000	Method of curing default & loss = Payment in cash on Effective Date Means of assuring future performance = Continued operations of Reorganized Debtor

Description = Newgate oil and gas leases in Los Angeles County Lessor’s name = Various Lessee’s name = Debtor	Default amt = $1,503.56	Method of curing default & loss = Payment of Cash on Effective Date Means of assuring future performance = Continued operations of Reorganized Debtor

Description = One oil and gas well at West Grimes Field, Colusa County Lessor’s name = Strain Ranches, Inc. Lessee’s name = Debtor	Default amt = $15,000	Methods of curing default & loss = Payment of Cash on Effective Date Means of assuring future performance = Continued Operations of Reorganized Debtor

Description = Water Disposal Agreement dated May 14, 1992 Parties to Contract: J. Woodford Hanson Debtor	Default amt = $32,000	Methods of curing default & loss = Payment of Cash on Effective Date Means of assuring future performance = Continued Operations of Reorganized Debtor

Description = Vaca Tar Sand Farmout Agreement Parties to Contract: Saba Petroleum, Inc. Debtor	Default amt = None	Methods of curing default & loss = N/A Means of assuring future performance = Continued Operations of Reorganized Debtor

Description = Operating Contract for waste disposal Parties to Contract: Capitan Resources, Inc. Debtor	Default amt = $0	Methods of curing default & loss = N/A Means of assuring future performance = Continued Operations of Reorganized Debtor

EXHIBIT “4”

SCHEDULE OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

TO BE REJECTED

None.